Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-291908

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 12, 2026)

Up to 62,000,000 Rights for Up to 15,500,000 Common Shares

Issuable Upon the Exercise of

Transferable Subscription Rights to Purchase Common Shares

Nuveen Municipal Credit Opportunities Fund

Nuveen Municipal Credit Opportunities Fund (the “Fund”), a diversified, closed-end management investment company, is issuing up to 62,000,000 transferable subscription rights (the “Rights”) to its common shareholders (the “Common Shareholders”) to subscribe for an aggregate of up to 15,500,000 common shares, $0.01 par value per share (each, a “Common Share,” and collectively, the “Common Shares”), pursuant to this prospectus supplement. The actual number of Rights and Common Shares issued will be based upon the total number of Common Shares outstanding as of the Record Date (as defined below), which will be impacted by certain events, such as the issuance of new Common Shares pursuant to the Fund's dividend reinvestment plan or the Fund's current at-the-market offering of Common Shares.

Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “NMCO.” Common Shareholders of record on September 8, 2026 (the “Record Date”) will receive one Right for each Common Share held. These Rights are transferable and will allow the holders thereof to purchase additional Common Shares. The Rights will be listed for trading on the NYSE under the symbol “NMCO RT” during the course of the Rights offering.

The Rights entitle the holders to purchase one new Common Share for every four Rights held (1 for 4) (the “Primary Subscription”). Record Date Common Shareholders (“Record Date Shareholders”) who fully exercise their Rights will be entitled to over-subscribe for additional Common Shares covered by any unexercised Rights in the Primary Subscription, subject to certain limitations and subject to allotment. In addition, the Fund, subject to approval by the Board of Trustees of the Fund (the “Board”), may increase the number of Common Shares available for subscription by up to 25%, or up to an additional 3,875,000 Common Shares, for an aggregate total of up to 19,375,000 Common Shares. See “Description of the Rights Offering—Primary and Secondary Over-Subscription Privileges.” Fractional shares will not be issued upon exercise of Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four. The number of Rights issued to a Record Date Shareholder will be rounded up to the nearest number of Rights evenly divisible by four.

The subscription price per Common Share (the “Subscription Price”) will be determined based upon a formula equal to 95% of the average of the last reported sales price of the Common Shares on the NYSE on the Expiration Date (as defined below) and each of the four (4) preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 90% of the net asset value (“NAV”) per Common Share at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 90% of the Fund's NAV per Common Share at the close of trading on the NYSE on the Expiration Date. The Rights offering will expire at 5:00 p.m., Eastern Time, on October 7, 2026 (the “Expiration Date”).

	Per Common Share	Total(1)
Estimated subscription price of Common Shares to shareholders exercising Rights(2)	$9.90	$153,450,000
Estimated sales load	–	–
Estimated proceeds, before expenses, to the Fund(3)	$9.90	$153,450,000

(1)	Assumes that all Rights are exercised at the estimated Subscription Price (as described below). All of the Rights may not be exercised, and the estimated Subscription Price may be higher or lower than the actual Subscription Price.
(2)	The estimated Subscription Price to the public is based upon 95% of the average of the last reported sales price of the Fund’s Common Shares on the NYSE on August 21, 2026 and each of the four (4) preceding trading days. See “Terms of the Rights Offering—Subscription Price.”
(3)	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), and not the Fund or its Common Shareholders, will bear all expenses incurred in connection with the Rights offering. Offering expenses borne by Nuveen Fund Advisors are estimated to be approximately $341,000 in the aggregate.

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The Common Shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about October 15, 2026, unless extended.

The closing price for the Common Shares on the NYSE on August 21, 2026 was $10.40. The NAV of the Common Shares at the close of business on August 21, 2026 was $10.36 per Common Share.

Investing in the Common Shares through Rights involves risks. See “Risk Factors” beginning on page 15 of the accompanying prospectus and “Special Characteristics and Risks of the Rights Offering” beginning on page 20 in this prospectus supplement. You should consider carefully these risks together with all of the other information in this prospectus supplement and the accompanying prospectus before making a decision to invest in Common Shares through Rights.

SHAREHOLDERS WHO DO NOT FULLY EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE RIGHTS OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE RIGHTS OFFERING YOU MAY EXPERIENCE SUBSTANTIAL DILUTION OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES. ALL COSTS OF THE OFFERING WILL BE BORNE BY NUVEEN FUND ADVISORS, AND NOT THE FUND OR COMMON SHAREHOLDERS. RIGHTS EXERCISED BY A RIGHTS HOLDER ARE IRREVOCABLE.

The Fund expects to declare monthly distributions payable on October 1, 2026 and November 2, 2026, with record dates of September 15, 2026 and October 1, 2026, respectively. Any Common Shares issued after such record dates as a result of the Rights offering will not be record date Common Shares for the Fund's monthly distributions to be paid on October 1, 2026 and November 2, 2026 and will not be entitled to receive such distributions.

The date of this prospectus supplement is August 27, 2026.

You should read this prospectus supplement, together with the accompanying prospectus, which contains important information about the Fund, before deciding whether to invest in Common Shares through Rights and retain it for future reference. A statement of additional information, dated March 12, 2026, and as it may be supplemented (the “SAI”), containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into this prospectus supplement and the accompanying prospectus. This prospectus supplement, the accompanying prospectus and the SAI are part of a “shelf” registration statement filed with the SEC. This prospectus supplement describes the specific details regarding this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the SAI, you should rely on this prospectus supplement. You may request a free copy of the SAI, annual and semi-annual reports to shareholders, and other information about the Fund, and make shareholder inquiries by calling (800) 257-8787 or by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606, or from the Fund’s website (www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this prospectus supplement, the accompanying prospectus or the SAI, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s website (www.sec.gov).

You should not construe the contents of this prospectus supplement and the accompanying prospectus as legal, tax or financial advice. You should consult with your own professional advisors as to the legal, tax, financial or other matters relevant to the suitability of an investment in the Common Shares through Rights.

Common Shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Fund has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer of Common Shares in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front covers. The Fund’s business, financial condition and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward-looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

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PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary. You should review the more detailed information contained elsewhere in this prospectus supplement (“Prospectus Supplement”), in the accompanying prospectus and in the statement of additional information (“SAI”).

The Fund

Nuveen Municipal Credit Opportunities Fund (the “Fund”) is a diversified,  closed-end  management investment company. The Fund’s common shares, $0.01 par value per share (the “Common Shares”), are traded on the NYSE under the symbol “NMCO.” See “Description of Shares—Common Shares” in the accompanying prospectus.

Investment Adviser	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”) is the Fund’s investment adviser, responsible for overseeing the Fund’s overall investment strategy and its implementation.

Nuveen Fund Advisors, a registered investment adviser, offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of June 30, 2026, Nuveen managed approximately $1.4 trillion in assets, of which approximately $167.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser

Nuveen Asset Management, LLC (“Nuveen Asset Management”), located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s investment sub-adviser  and is an affiliate of Nuveen Fund Advisors. Nuveen Asset Management is a registered investment adviser. Nuveen Asset Management oversees the day-to-day investment operations of the Fund.

Purpose of the Rights Offering

The Board of Trustees of the Fund (the “Board”), based on the recommendations and presentations of Nuveen Fund Advisors, has determined that it is in the best interests of the Fund and holders of its Common Shares (the “Common Shareholders”) to conduct this offering of transferable subscription rights (“Rights,” and each, a “Right”), thereby increasing the assets of the Fund available for investment.

Nuveen Fund Advisors believes that a variety of factors indicate that there may be opportunities to make new, attractive investments. Nuveen Fund Advisors expects that the Rights offering will provide an opportunity to increase the assets of the Fund available for investment, thereby better enabling the Fund to take advantage more fully of existing and future investment opportunities that may be or may become available, consistent with the Fund’s investment objectives to provide a high level of current income exempt from regular U.S. federal income tax and to seek total return. Nuveen Fund Advisors believes that the Fund may benefit from increased yields, enhanced earnings, tax efficiency and lower expenses.

Terms of the Rights Offering

One Right will be issued for each Common Share held on the Record Date (as defined below). Rights are expected to trade on the NYSE under the symbol “NMCO RT.” The Rights will allow Common Shareholders to subscribe for new Common Shares of the Fund. Four Rights will be required to purchase one Common Share (1 for 4). Upon exercise of the Rights offering, Common Shares may be issued at a price below net asset value (“NAV”) per Common Share. 57,307,757 Common Shares of the Fund are outstanding as of August 21, 2026. If all Rights in the Primary Subscription are exercised, up to 15,500,000 Common Shares of the Fund could be issued. The actual number of Common Shares issued will be based upon the total number of Common Shares outstanding as of the Record Date, which will be impacted by certain events, such as the issuance of new Common Shares pursuant to the Fund's dividend reinvestment plan or the Fund's current at-the-market offering of Common Shares. See “Description of the Rights Offering—Terms of the Rights Offering.” Fractional shares will not be issued upon exercise of Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four. The number of Rights issued to a Record Date Shareholder will be rounded up to the nearest number of Rights evenly divisible by four.

An over-subscription privilege will be offered to Record Date Shareholders who fully exercise all Rights initially issued to them to buy those Common Shares that were not purchased by other Rights holders at the same Subscription Price (as defined below), subject to the right of the Board to eliminate the over-subscription privilege (the “Primary Over-Subscription Privilege”). Common Shares issued pursuant to the Primary Over-Subscription Privilege are referred to as “Primary Over-Subscription Shares.” Further, if the number of Common Shares requested by Record Date Shareholders exceeds the amount of Common Shares available in the Primary Subscription, the Fund may, subject to the approval of the Board, determine to issue additional Common Shares in an amount of up to 25% of the number of Common Shares issued pursuant to the Primary Subscription (the “Secondary Over-Subscription Privilege”). This amounts to up to an additional 3,875,000 Common Shares, for an aggregate total of up to 19,375,000 Common Shares. Common Shares issued pursuant to the Secondary Over-Subscription Privilege are referred to as the “Secondary Over-Subscription Shares,” and together with the Primary Over-Subscription Shares are referred to as the “Over-Subscription Shares.” Should the Fund determine to issue any Secondary Over-Subscription Shares, such Secondary Over-Subscription Shares will be allocated only among Record Date Shareholders who submitted requests for Over-Subscription Shares on their Subscription Certificate (as defined below). Over-Subscription Shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

The Fund expects to declare monthly distributions payable on October 1, 2026 and November 2, 2026, with record dates of September 15, 2026 and October 1, 2026, respectively. Any Common Shares issued after such record dates as a result of the Rights offering will not be record date Common Shares for the Fund's monthly distributions to be paid on October 1, 2026 and November 2, 2026 and will not be entitled to receive such distributions.

Rights may be evidenced by subscription certificates or may be uncertificated and evidenced by other appropriate documentation (i.e., a rights card distributed to registered shareholders in lieu of a subscription certificate) (each, a “Subscription Certificate”).

The exercise of Rights by a Rights holder is irrevocable.

Subscription Price

The subscription price per Common Share (the “Subscription Price”) will be determined based upon a formula equal to 95% of the average of the last reported sales price of the Common Shares on the NYSE on the Expiration Date (as defined below) and each of the four (4) preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 90% of the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 90% of the Fund's NAV per Common Share at the close of trading on the NYSE on the Expiration Date. The Rights offering will expire at 5:00 p.m., Eastern Time, on October 7, 2026 (the “Expiration Date”).

Record Date	Rights will be issued to Common Shareholders of record as of the close of business on September 8, 2026 (the “Record Date”). See “Description of the Rights Offering—Terms of the Rights Offering.”
Primary and Secondary Over-Subscription Privilege

Common Shareholders as of the close of business on the Record Date who fully exercise all Rights initially issued to them are entitled to buy Primary Over-Subscription Shares. If enough Primary Over-Subscription Shares are available, all such requests will be honored in full. If the requests for Primary Over-Subscription Shares exceed the Primary Over-Subscription Shares available, the available Primary Over-Subscription Shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Shares acquired pursuant to the Primary Over-Subscription Privilege are subject to allotment. Rights acquired in the secondary market may not participate in the Primary Over-Subscription Privilege.

Further, if the number of Common Shares requested by Record Date Shareholders exceeds the amount of Common Shares available in the Primary Subscription, the Fund may, subject to the approval of the Board, elect to issue up to an additional 25% of the amount of Common Shares offered in the Primary Subscription through a Secondary Over-Subscription Privilege. The Secondary Over-Subscription Shares will be allocated only among Record Date Shareholders who requested Over-Subscription Shares as part of the Primary Subscription. To the extent a sufficient amount of Common Shares are not available to fulfill all over-subscription requests, Common Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Like Primary Over-Subscription Shares, Secondary Over-Subscription Shares are subject to allotment. Rights acquired in the secondary market may not participate in the Secondary Over-Subscription Privilege.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the Primary Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date. See “Description of the Rights Offering—Primary and Secondary Over-Subscription Privilege.”

Common Shareholders who choose not to exercise their full Rights to purchase additional Common Shares will permit Common Shareholders who exercise an over-subscription privilege to purchase additional Common Shares at a discount to NAV without furnishing additional Rights or providing any compensation to the non-participating Common Shareholders for the dilution of their ownership percentage or voting rights.

Any Common Shares issued pursuant to an over-subscription privilege will be shares registered under the Prospectus.

Transfer of Rights	The Rights will be transferable. See “Description of the Rights Offering—Terms of the Rights Offering,” “Sale of Rights” and “Method of Transferring Rights.”
Title	Subscription Rights to Acquire Common Shares.
Subscription Period

The Rights may be exercised at any time after issuance and prior to expiration of the Rights (the “Subscription Period”), which will be 5:00 p.m., Eastern Time, on October 7, 2026 (the “Expiration Date”), unless otherwise extended. See “Description of the Rights Offering—Terms of the Rights Offering” and “—Method of Exercise of Rights.” The Rights offering may be terminated or extended by the Fund at any time for any reason before 5:00 p.m., Eastern Time, on the Expiration Date. If the Fund terminates the Rights offering, the Fund will issue a press release announcing such termination and will direct the Subscription Agent (defined below) to return, without interest, all subscription proceeds received to such shareholders who had elected to purchase Common Shares.

Offering Expenses	The expenses of the Rights offering are expected to be approximately $341,000 and will be borne by Nuveen Fund Advisors, and not the Fund or Common Shareholders. See “Use of Proceeds.”
Sale of Rights

The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE under the symbol “NMCO RT.” Although no assurance can be given that a market for the Rights will develop or be maintained, trading in the Rights on the NYSE is expected to begin on September 4, 2026, one Business Day prior to the Record Date, and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders through their broker or financial advisor or may be submitted to the Subscription Agent (defined below) for sale. Any Rights submitted to the Subscription Agent for sale must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on or before September 30, 2026, five Business Days prior to the Expiration Date (or, if the Subscription Period is extended, prior to 5:00 p.m., Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. The Common Shares are expected to begin trading ex-Rights on the Record Date.

If the Subscription Agent receives Rights for sale in a timely manner, the Subscription Agent will use its best efforts to sell the Rights on the NYSE. The Subscription Agent will also attempt to sell any Rights attributable to shareholders of record whose addresses are outside the United States, or who have an APO or FPO address. See “Description of the Rights Offering—Foreign Restrictions.” The Subscription Agent will attempt to sell such Rights on the NYSE.

Any commissions will be paid by the selling Rights holders. Neither the Fund nor the Subscription Agent will be responsible if Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses (i.e., costs incidental to the sale of Rights).

Common Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any over-subscription privilege. See “Description of the Rights Offering—Terms of the Rights Offering.”

Use of Proceeds

The Fund estimates the net proceeds of the Rights offering to be approximately $153,450,000. This figure is based on the estimated Subscription Price per Common Share of $9.90 (95% of the average of the last reported sales price of the Fund’s Common Shares on the NYSE on August 21, 2026 and each of the four (4) preceding trading days) and assumes all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $341,000 are paid by Nuveen Fund Advisors.

The Fund intends to invest the net proceeds from the issuance of Rights hereunder in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months (the “invest-up period”). Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments. Current market conditions may change and the Fund may not be able to invest the proceeds as planned. Immediately after the initial invest-up period, the Fund’s portfolio allocations may vary over time consistent with the Fund’s investment policies as described in the accompanying prospectus.

Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy and may be a return of capital. A return of capital is a return to investors of a portion of their original investment in the Fund. In general terms, a return of capital would involve a situation in which a Fund distribution (or a portion thereof) represents a return of a portion of a shareholder’s investment in the Fund, rather than making a distribution that is funded from the Fund’s earned income or other profits. Although return of capital distributions may not be currently taxable, such distributions would decrease the basis of a shareholder’s shares, and therefore, may increase a shareholder’s tax liability for capital gains upon a sale of shares, even if sold at a loss to the shareholder’s original investments. See “Use of Proceeds.”

Taxation/ERISA	See “Taxation” and “Description of the Rights Offering—Employee Benefit Plan and IRA Considerations.”
Subscription Agent	Computershare Trust Company, N.A. and Computershare Inc. See “Description of the Rights Offering—Subscription Agent.”
Information Agent	Georgeson LLC. See “Description of the Rights Offering—Information Agent.”

Risk Factors	See “Risk Factors” in the accompanying prospectus and “Special Characteristics and Risks of the Rights Offering” in this Prospectus Supplement for a discussion of the principal risks you should carefully consider before deciding to invest in Common Shares through Rights.

DESCRIPTION OF THE RIGHTS OFFERING

Purpose of the Rights Offering

The Board, based on the recommendations and presentations of Nuveen Fund Advisors, has determined that it is in best interests of the Fund and its Common Shareholders to conduct the Rights offering, thereby increasing the assets of the Fund available for investment. In making this determination, the Board considered a number of factors, including potential benefits and costs. In particular, the Board considered Nuveen Fund Advisors’ opinion that the Rights offering would better enable the Fund to take advantage more fully of existing and future investment opportunities that may be or may become available, consistent with the Fund’s investment objectives.

In making its determination that the Rights offering would result in a net benefit to existing Common Shareholders of the Fund, the Board considered various factors at its meeting held on August 26, 2026, including the advice and recommendations of Nuveen Fund Advisors. The factors considered by the Board included: (i) the size of the Rights offering (including the number of Rights needed to purchase one Common Share and size of the Rights offering in relation to the number of Common Shares outstanding), Subscription Price, pricing (including the pricing formula, as compared to a fixed price, and reasons for selecting the formula) and structure of the Rights offering (including the possible negative effect of the Rights offering on the market price of Common Shares), which will not discriminate among shareholders; (ii) the expected lowering of the Fund’s ongoing operating expenses as a proportion of net assets due to the increase in Fund assets as a result of the Rights offering because the Fund’s fixed costs would be spread over a larger asset base; (iii) the Rights offering, if it is well-subscribed, which would result in a larger number of outstanding Common Shares and a potentially larger number of beneficial owners of Common Shares, could increase the level of market interest in and visibility of the Fund and improve the trading liquidity of the Common Shares on the NYSE; (iv) the opportunity the Rights offering represents for current Common Shareholders to purchase additional Common Shares at a discount to market price and NAV; (v) Nuveen Fund Advisors’ opinion that raising additional capital through a Rights offering would allow the Fund to better capitalize on attractive investment opportunities without having to sell existing positions and that the new investments should be able to help sustain the Fund’s current distribution over the longer term; (vi) the size of the current premium to NAV at which the Common Shares are trading and the potential impact of the Rights offering on the market price and premium to NAV of the Common Shares; (vii) the extent of dilution for: (a) participating Common Shareholders, and (b) non-participating Common Shareholders; (viii) the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering and Nuveen Fund Advisors’ commitment to use its best efforts to ensure an adequate trading market will exist for the Rights; (ix) the expenses of the Rights offering and Nuveen Fund Advisors' commitment to bear all costs of the Rights offering, which would reduce the effects of any dilution as a result of the Rights offering; and (x) the effect on the Fund and its existing Common Shareholders if the Rights offering is not fully subscribed and, conversely, if the Rights offering is oversubscribed. The Board also considered that increasing the Fund’s assets results in a benefit to Nuveen Fund Advisors because the management fee paid by the Fund to Nuveen Fund Advisors increases as the Fund’s Managed Assets increase (including from the expected commensurate increase in the Fund’s use of leverage).

Nuveen Fund Advisors believes that a variety of factors indicate that there may be opportunities to make new, attractive investments for the Fund. Nuveen Fund Advisors expects that the Rights offering will provide an opportunity to increase the assets of the Fund available for investment. Nuveen Fund Advisors believes that the Fund may benefit from increased yields, enhanced earnings, tax efficiency and lower expenses. Nuveen Fund Advisors has an inherent conflict of interest in recommending the Rights offering because the Fund pays fees to Nuveen Fund Advisors based on a percentage of the Fund’s Managed Assets (the greater the Managed Assets of the Fund, the greater the compensation paid to Nuveen Fund Advisors). “Managed Assets” means the total value of the assets of the Fund, minus the sum of its accrued liabilities (other than Fund liabilities incurred for the express purpose of creating leverage). Total assets for this purpose shall include assets attributable to the Fund’s use of leverage (whether or not those assets are reflected in the Fund’s financial statements for purposes of generally accepted accounting principles).

The Rights offering seeks to provide an opportunity to existing Common Shareholders to purchase Common Shares at a discount to market price and NAV. The issuance to Common Shareholders of transferable Rights, which may themselves have intrinsic value, also will afford non-participating Common Shareholders of record on the Record Date, the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for dilution of their interests that will occur as a result of the Rights offering. There can be no assurance that a market for the Rights will develop or, if such a market does develop, that such market will be maintained or what the price of the Rights will be.

Terms of the Rights Offering

The Fund is issuing to Record Date Shareholders Rights to subscribe for Common Shares of the Fund. Each Record Date Shareholder is being issued one transferable Right for each Common Share owned on the Record Date. The Rights entitle the holder to acquire one new Common Share for every four Rights held (1 for 4) (provided that any Record Date Shareholder who owns fewer than four Common Shares as of the close of business on the Record Date may subscribe for one full Common Share), at a Subscription Price per Common Share determined based upon a formula equal to 95% of the average of the last reported sales price of the Common Shares on the NYSE on the Expiration Date, as such date may be extended from time to time, and each of the four (4) preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 90% of the NAV per Common Share at the close of trading on the NYSE on the Expiration Date, then the Subscription Price will be 90% of the Fund’s NAV per Common Share at the close of trading on the NYSE on the Expiration Date.

The estimated Subscription Price to the public of $9.90 is based upon 95% of the average of the last reported sales price of the Common Shares on the NYSE on August 21, 2026 and each of the four (4) preceding trading days. Fractional shares will not be issued upon exercise of Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of four. The number of Rights issued to a Record Date Shareholder will be rounded up to the nearest number of Rights evenly divisible by four. Rights may be exercised at any time during the period (the “Subscription Period”) which commences on September 8, 2026, and ends at 5:00 p.m., Eastern Time, on October 7, 2026 (the “Expiration Date”), unless otherwise extended. Upon exercise of the Rights offering, Common Shares may be issued at a price below NAV per Common Share. The right to acquire one Common Share for each four Rights held during the Subscription Period (or any extension of the Subscription Period) at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “Rights offering.” Rights will expire on the Expiration Date and all unexercised rights at that time will become void and may not be exercised unless the Expiration Date is extended as described herein.

The Fund expects to declare monthly distributions payable on October 1, 2026 and November 2, 2026, with record dates of September 15, 2026 and October 1, 2026, respectively. Any Common Shares issued after such record dates as a result of the Rights offering will not be record date Common Shares for the Fund's monthly distributions to be paid on October 1, 2026 and November 2, 2026 and will not be entitled to receive such distributions.

Rights may be evidenced by subscription certificates or may be uncertificated and evidenced by other appropriate documentation (i.e., a rights card distributed to registered shareholders in lieu of a subscription certificate) (“Subscription Certificates”). The number of Rights issued to each holder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and Common Shares paid for is set forth below in “Method of Exercise of Rights” and “Payment for Shares.” A holder of Rights will have no right to rescind a purchase after Computershare Trust Company, N.A. and Computershare Inc. (together, the “Subscription Agent”) has received payment. See “Payment for Shares” below. It is anticipated that the Common Shares issued pursuant to an exercise of Rights will be listed on the NYSE.

Holders of Rights who are Record Date Shareholders are entitled to over-subscribe for additional Common Shares at the same Subscription Price pursuant to the Primary Over-Subscription Privilege, subject to certain limitations, allotment and the right of the Board to eliminate the Primary Over-Subscription Privilege.

In addition, if the number of Common Shares requested by Record Date Shareholders exceeds the amount of Common Shares available in the Primary Subscription, the Fund may, subject to the approval of the Board, elect to issue additional Common Shares in an amount of up to 25% of the number of Common Shares issued as part of the Primary Subscription. Should the Fund determine to issue some or all of the Secondary Over-Subscription Shares, they will be allocated only among Record Date Shareholders who requested Over-Subscription Shares on their Subscription Certificate. Secondary Over-Subscription Shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund.

The entitlement to subscribe for any Over-Subscription Shares is available only to those Record Date Shareholders who fully exercise all Rights initially issued to them and only on the basis of their Record Date holdings. See below under “Description of the Rights Offering—Primary and Secondary Over-Subscription Privileges” below.

For purposes of determining the maximum number of Common Shares that may be acquired pursuant to the Rights offering, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co. (“Cede”), as nominee for the Depository Trust Company (“DTC”), or by any other depository or nominee will be deemed to be the holders of the Rights that are held by Cede or such other depository or nominee on their behalf.

The Rights are transferable until the completion of the Subscription Period and will be admitted for trading on the NYSE under the symbol “NMCO RT.” Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels and also sold through the Subscription Agent. Although no assurance can be given that a market for the Rights will develop or be maintained, trading in the Rights on the NYSE is expected to begin on September 4, 2026, one Business Day prior to the Record Date, and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. Trading of the Rights on the NYSE is expected to be conducted on a when-issued basis on September 4, 2026 until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders of record and thereafter is expected to be conducted on a regular way basis until and including the last NYSE trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Method of Transferring Rights.” The Common Shares are expected to begin trading ex-Rights on the Record Date as determined and announced by the NYSE. The Rights offering may be terminated or extended by the Fund at any time for any reason before 5:00 p.m., Eastern Time, on the Expiration Date. If the Fund terminates the Rights offering, the Fund will issue a press release announcing such termination and will direct the Subscription Agent to return, without interest, all subscription proceeds received to such shareholders who had elected to purchase Common Shares.

Nominees who hold Common Shares for the account of others, such as banks, broker-dealers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Subscription Agent with proper payment. In addition, beneficial owners of the Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.

Participants in the Fund’s Dividend Reinvestment Plan (the “Plan”) will be issued Rights in respect of the Common Shares held in their accounts in the Plan. Participants wishing to exercise these Rights must exercise the Rights in accordance with the procedures set forth in “Method of Exercise of Rights” and “Payment for Shares.”

Conditions of the Rights Offering

The Rights offering is being made in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), without shareholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring shareholder approval of a transferable rights offering to purchase common shares at a price below the then current NAV so long as certain conditions are met, including: (i) the Board makes a good faith determination that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the Rights for use by shareholders who do not exercise such Rights; and (iv) the ratio of such transferable Rights offering does not exceed one new share for each three rights held.

Important Dates to Remember

Please note that the dates in the table below may change if the Rights offering is extended.

Event	Date
Record Date	September 8, 2026
Subscription Period	September 8, 2026 through October 7, 2026†
Final Day Rights Will Trade	October 6, 2026†
Expiration Date*	October 7, 2026†
Notice of Guaranteed Delivery Due*	October 7, 2026†
Guarantee Expiration Date	October 8, 2026†
Issuance Date	October 15, 2026†
Confirmation Date	October 20, 2026†
*	A shareholder exercising Rights must deliver to the Subscription Agent by 5:00 p.m., Eastern Time, on October 7, 2026 (unless the Rights offering is extended) either (a) a Subscription Certificate and payment for Common Shares or (b) a notice of guaranteed delivery and payment for Common Shares.

†	Unless the Rights offering is extended.

Primary and Secondary Over-Subscription Privilege

Record Date Shareholders who fully exercise their Rights are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the Primary and Secondary Over-Subscription Privilege, subject to certain limitations and subject to allotment. The Board has the right in its absolute discretion to eliminate the Primary Over-Subscription Privilege if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date. If the Primary Over-Subscription Privilege is exercised, it will operate as set forth below.

Record Date Shareholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as Primary Over-Subscription Shares, that were not purchased by other holders of Rights at the same Subscription Price. If enough Primary Over-Subscription Shares are available, all such requests will be honored in full. Common Shares acquired pursuant to the Primary Over-Subscription Privilege are subject to allotment.

If the number of Common Shares requested by Record Date Shareholders exceeds the amount of Common Shares available in the Primary Subscription, the Fund may, subject to the approval of the Board, elect to issue Secondary Over-Subscription Shares in an amount of up to 25% of the number of Common Shares issued pursuant to the Primary Subscription. Should the Fund determine to issue some or all of the Secondary Over-Subscription Shares, they will be allocated only among Record Date Shareholders who requested Over-Subscription Shares on their Subscription Certificate. Common Shares acquired pursuant to the Secondary Over-Subscription Privilege are subject to allotment.

Record Date Shareholders who are fully exercising their Rights during the Subscription Period should indicate on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Common Shares they are willing to acquire pursuant to any Primary Over-Subscription Privilege and Secondary Over-Subscription Privilege. Rights acquired in the secondary market may not participate in any Primary Over-Subscription Privilege or Secondary Over-Subscription Privilege.

To the extent sufficient Common Shares are not available to fulfill all over-subscription requests, the Over-Subscription Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Rights issued to them by the Fund. The allocation process may involve a series of allocations in order to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.

The formula to be used in allocating the Over-Subscription Shares is as follows:

Shareholder’s Record Date Position	X	Over-Subscription
Total Record Date Position of All Over-Subscribers		Shares Remaining

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the Subscription Period and the number of Common Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s subscription was exercised in full. Nominee holder over-subscription forms and beneficial owner certification forms will be distributed to banks, broker-dealers, trustees and other nominee holders of Rights with the Subscription Certificates. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in any over-subscription privilege.

Common Shareholders who choose not to exercise their full rights to purchase additional Common Shares will permit Common Shareholders who exercise an over-subscription privilege to purchase additional Common Shares at a discount to NAV without furnishing additional Rights or providing any compensation to the non-participating Common Shareholders for the dilution of their ownership percentage or voting rights.

The Fund will not otherwise offer or sell any Common Shares that are not subscribed for pursuant to the Primary Subscription or over-subscription privileges pursuant to the Rights offering.

Sale of Rights

The Rights are transferable and will be admitted for trading on the NYSE under the symbol “NMCO RT.” Although no assurance can be given that a market for the Rights will develop or be maintained, trading in the Rights on the NYSE is expected to begin on September 4, 2026, one Business Day prior to the Record Date, and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date.

The value of the Rights, if any, will be reflected by the market price. Rights may be sold by individual holders through their broker or other financial intermediary. Holders of Rights attempting to sell any unexercised Rights in the open market through their broker or financial advisor may be charged a commission or incur other transaction expenses and should consider the commissions and fees charged prior to selling their Rights on the open market.

Rights that are sold will not confer any right to acquire any Common Shares in any Primary or Secondary Over-Subscription Privilege, if any, and any Record Date Shareholder who sells any Rights will not be eligible to participate in any Primary or Secondary Over-Subscription Privilege.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders of record and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the Expiration Date. The Common Shares are expected to begin trading ex-Rights on the Record Date.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Holders of Rights who are unable or do not wish to exercise any or all of their Rights may contact the Information Agent if they have questions about the sale of any unexercised Rights. Rights holders who hold their shares through a broker-dealer or other applicable financial intermediary should contact their broker-dealer or other applicable financial intermediary if they wish to sell their Rights. Shareholders of record whose addresses are outside the United States, or who have an APO or FPO address, are encouraged to contact the Information Agent if they want to exercise their Rights. If an instruction to exercise their Rights is not received within five business days of the Expiration Date, their Rights will be sold. The selling Rights holder will pay all applicable brokerage commissions incurred. There can be no assurance that the Subscription Agent will be able to facilitate the sale of any of Rights and neither the Fund nor the Subscription Agent has guaranteed any minimum sales price for the Rights.

Method of Transferring Rights

The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should promptly transfer such Rights to ensure that: (i) the transfer instructions will be received and processed by the Subscription Agent, (ii) a new Subscription Certificate will be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the holder with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates may be exercised or sold by the recipients thereof prior to the Expiration Date. Neither the Fund nor the Subscription Agent shall have any liability to a transferee or holder of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by the Subscription Agent (which will be paid by Nuveen Fund Advisors as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, transfer or exercise of Rights will be for the account of the holder of the Rights, and none of these commissions, fees or expenses will be borne by the Fund or the Subscription Agent.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of DTC (Rights exercised through DTC are referred to as “DTC Exercised Rights”).

Subscription Agent

The Subscription Agent is Computershare Trust Company, N.A. and Computershare Inc. The Subscription Agent will receive an amount estimated to be $60,000, comprised of the fee for its services and the reimbursement for certain expenses related to the Rights offering. Nuveen Fund Advisors, not the Fund or Common Shareholders, will pay such amount.

Information Agent

INQUIRIES BY ALL HOLDERS OF RIGHTS SHOULD BE DIRECTED TO: THE INFORMATION AGENT, GEORGESON LLC. BANKS, BROKERS AND SHAREHOLDERS PLEASE CALL TOLL-FREE AT 866-920-9543.

Method of Exercise of Rights

Rights may be exercised by completing and signing the Subscription Certificate and delivering the completed and signed Subscription Certificate to the Subscription Agent, together with payment for the Common Shares as described below under “Payment for Shares.” Rights may also be exercised through the broker of a holder of Rights, who may charge the holder of Rights a servicing fee in connection with such exercise.

Completed Subscription Certificates and payment must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”). Your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Certificate and payment should be delivered to the Subscription Agent at the following address:

If By Mail:

Computershare

C/O Voluntary Corporate Actions

P.O. Box 43011

Providence, RI 02940-3011

If By Overnight Courier:

Computershare

C/O Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

If By Notice of Guaranteed Delivery:

email to canoticeofguarantee@computershare.com

Contact your broker-dealer, trust company, bank or other nominee to notify the Fund of your intent to exercise, sell or transfer the Rights.

Payment for Shares

Holders of Rights who acquire Common Shares in the Rights offering may choose between the following methods of payment:

(1)	A holder of Rights can send the Subscription Certificate, together with payment in the form of a check (which must include the name of the shareholder on the check) for the Common Shares subscribed for in the Rights offering and, if eligible, for any additional Common Shares subscribed for pursuant to the over-subscription privilege, to the Subscription Agent based on the estimated Subscription Price. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Subscription Agent at one of the addresses noted above prior to 5:00 p.m., Eastern Time, on the Expiration Date. The Subscription Agent will deposit all share purchase checks received by it prior to the final due date into a segregated account pending proration and distribution of Common Shares. The Subscription Agent will not accept cash as a means of payment for Common Shares.

(2)	Alternatively, a subscription will be accepted by the Subscription Agent if, prior to 5:00 p.m., Eastern Time, on the Expiration Date, the Subscription Agent has received a written notice of guaranteed delivery by mail or email from a bank, trust company, or a NYSE member, guaranteeing delivery of a properly completed and executed Subscription Certificate. In order for the notice of guarantee to be valid, full payment for the Common Shares at the estimated Subscription Price must be received with the notice. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Subscription Agent by the close of business on the first Business Day after the Expiration Date. The notice of guaranteed delivery must be emailed to the Subscription Agent at canoticeofguarantee@computershare.com or delivered to the Subscription Agent at one of the addresses noted above.

A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY CHECK (WHICH MUST INCLUDE THE NAME OF THE SHAREHOLDER ON THE CHECK) DRAWN ON A BANK LOCATED IN THE UNITED STATES, MUST BE PAYABLE TO NUVEEN Municipal Credit Opportunities FUND AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

If a holder of Rights who acquires Common Shares pursuant to the subscription makes payment of an insufficient amount, the Fund reserves the right to take any or all of the following actions: (i) reallocate such subscribed and unpaid-for Common Shares to Record Date Shareholders exercising the over-subscription privilege who did not receive the full over-subscription requested; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Common Shares which could be acquired by such holder upon exercise of the Rights or any over-subscription privilege; and (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Common Shares (in other words, retain such payments) and to enforce the exercising Rights holder’s relevant payment obligation.

Any payment required from a holder of Rights must be received by the Subscription Agent prior to 5:00 p.m., Eastern Time, on the Expiration Date. Issuance and delivery of the Common Shares purchased are subject to collection of checks.

Within eight Business Days following the Expiration Date (the “Confirmation Date”), a confirmation will be sent by the Subscription Agent to each holder of Rights (or, if the Common Shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee), showing (i) the number of Common Shares acquired pursuant to the Primary Subscription, (ii) the number of Over-Subscription Shares, if any, acquired pursuant to any over-subscription privilege, and (iii) the per share and total purchase price for the Common Shares. Any additional payment required from a Record Date Shareholder for the difference between the estimated Subscription Price and the actual Subscription Price will be reflected in an invoice to such shareholder. Any excess payment to be refunded by the Fund to a holder of Rights, or to be paid to a holder of Rights as a result of sales of Rights on its behalf by the Subscription Agent, will be mailed by the Subscription Agent to the holder within eight Business Days after the Expiration Date.

A holder of Rights will have no right to rescind a purchase after the Subscription Agent has received payment either by means of a notice of guaranteed delivery or a check, which must include the name of the shareholder on the check.

Upon acceptance of a subscription, all funds received by the Subscription Agent shall be held by the Subscription Agent as agent for the Fund and deposited in one or more bank accounts. Such funds may be invested by the Subscription Agent in bank accounts, short-term certificates of deposit, bank repurchase agreements, and disbursement accounts with commercial banks meeting certain standards. The Subscription Agent may receive interest, dividends or other earnings in connection with such deposits or investments.

Holders, such as broker-dealers, trustees or depositories for securities, who hold Common Shares for the account of others, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a holder should contact the holder and request that the holder effect transactions in accordance with the beneficial owner’s instructions. Banks, broker-dealers, trustees and other nominee holders that hold Common Shares of the Fund for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights may not participate in any over-subscription privilege offered.

THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE ESTIMATED SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT THE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Foreign Restrictions

Subscription Certificates will only be mailed to Record Date Shareholders whose addresses are within the United States (other than an APO or FPO address). Because the Rights offering will not be registered in any jurisdiction other than the United States, shareholders of record in any jurisdiction outside of the United States should contact the Information Agent for assistance in facilitating the sale of the Rights issued to Record Date Shareholders outside of the United States. The Subscription Agent will attempt to sell all of the Rights issued to shareholders outside these jurisdictions and remit the net proceeds, if any, to such shareholders of record. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Subscription Agent on the day the Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

For beneficial owners of the Fund’s Common Shares who hold their Common Shares through a custodian bank, broker, dealer, or other nominee, it is the responsibility of the nominee holder to determine whether the beneficial owner is eligible to participate in the jurisdiction in which they reside, as the nominee holder will submit instructions on behalf of the beneficial owner through DTC.

Employee Benefit Plan and IRA Considerations

Holders of Rights that are employee benefit plans subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), such as employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Keogh Plans and Individual Retirement Accounts (“IRA”) (each a “Benefit Plan” and collectively, “Benefit Plans”), should be aware that the use of additional contributions of cash outside of the Benefit Plan to exercise Rights may be treated as additional contributions to the Benefit Plan. When taken together with contributions previously made, such deemed additional contributions may be in excess of tax limitations and subject the Rights holder to excise taxes for excess or nondeductible contributions. In the case of Benefit Plans qualified under Section 401(a) of the Code, additional contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. Benefit Plans contemplating making additional contributions to exercise Rights should consult with their legal and tax counsel prior to making such contributions.

Benefit Plans and other tax-exempt entities, including governmental plans, should also be aware that if they borrow to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income (“UBTI”) under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used may also be treated as distributed to the IRA depositor.

A Benefit Plan may also be subject to laws, such as ERISA, that impose certain requirements on the Benefit Plan and on those persons who are fiduciaries with respect to the Benefit Plans. Such requirements may include prudence and diversification requirements and require that investments be made in accordance with the documents governing the Benefit Plan. The exercise of Rights by a fiduciary for a Benefit Plan should be considered in light of such fiduciary requirements.

In addition, ERISA and the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the exercise of the Rights and holding of the Common Shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 governing purchases of shares in investment companies) and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied at the time that the Rights are exercised, or thereafter while the Common Shares are held, if the facts relied upon for utilizing a prohibited transaction exemption change.

Due to the complexity of these rules and the penalties for noncompliance, fiduciaries of Benefit Plans should consult with their legal and tax counsel regarding the consequences of their exercise of Rights under ERISA, the Code and other similar laws.

SUMMARY OF FUND EXPENSES

The purpose of the table and the example below is to help you understand all fees and expenses that you, as a shareholder of Common Shares (“Common Shareholder”), would bear directly or indirectly. The table shows the expenses of the Fund as a percentage of the average net assets applicable to Common Shares, and not as a percentage of total assets or Managed Assets.

Shareholder Transaction Expenses
Offering Costs Borne by the Common Shareholders of the Fund (as a percentage of common net assets including proceeds of the offering)(1)	None
Offering Costs (as a percentage of the proceeds of the offering)(1)	None
Dividend Reinvestment Plan Fees(2)	$2.50

As a Percentage of Net Assets Attributable to Common Shares(3)
Annual Expenses
Management Fees	1.53%
Interest and Other Related Expenses(4)	2.63%
Other Expenses(5)	0.20%
Total Annual Expenses	4.36%

(1)	Total offering costs, which will be borne by Nuveen Fund Advisors and not the Fund or Common Shareholders, are estimated to be $341,000, which assumes that the Rights offering is fully subscribed.
(2)	You will be charged a $2.50 service charge and pay brokerage charges if you direct ComputerShare as agent for the Common Shareholders (the “Plan Agent”), to sell your Common Shares held in a dividend reinvestment account.
(3)	Stated as annualized percentages of average net assets attributable to Common Shares for the six-month period ended April 30, 2026 (unaudited).
(4)	Interest and Other Related Expenses reflect actual expenses and fees for leverage incurred by the Fund for the six-month period ended April 30, 2026 (annualized). The types of leverage used by the Fund for the six-month period ended April 30, 2026 (annualized) are described in the Fund Leverage and the Notes to Financial Statements sections of the Fund's semi-annual report, Actual Interest and Other Related Expenses incurred in the future may be higher or lower. If short-term market interest rates rise in the future, and if the Fund continues to maintain leverage, the cost of which is tied to short-term interest rates, the Fund's interest expenses on its short-term borrowings can be expected to rise in tandem. The Fund's use of leverage will increase the amount of management fees paid to the Fund's adviser and sub-advisor(s).
(5)	Other Expenses is based on estimated amounts for the current fiscal year. Expenses attributable to the Fund’s investments, if any, in other investment companies are currently estimated not to exceed 0.01%. See “The Fund’s Investments—Other Investment Companies” in the SAI.

Example

The following example illustrates the expenses that a Common Shareholder would pay on a $1,000 investment held for the time periods provided in the table, assuming a 5% annual total return. The example assumes that all dividends and other distributions are reinvested in the Fund and that the Fund’s Annual Total Expenses, as provided above, remain the same.1

1 Year	3 Years	5 Years	10 Years
$44	$132	$222	$450

The example should not be considered a representation of future expenses. Actual expenses may be greater or less than those shown above.

(1)	The example assumes that all dividends and distributions are reinvested at Common Shares NAV. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

TRADING AND NET ASSET VALUE INFORMATION

The following table shows for the periods indicated: (i) the high and low sales prices for the Common Shares reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Shares were trading as of such date. The Fund’s Common Shares have historically traded both at premiums and discounts in relation to the Fund’s NAV per share. The Fund cannot predict whether its Common Shares will trade at a premium or discount to NAV in the future. The Board has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

	Closing Market Price per Common Share		NAV per Common Share on Date of Market Price		Premium/(Discount) on Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
July 2026	$ 10.92	$ 10.44	$ 10.74	$ 10.44	1.68%	0.00%
April 2026	$ 10.93	$ 10.41	$ 10.83	$ 10.47	0.92%	(0.57)%
January 2026	$ 10.96	$ 10.19	$ 10.94	$ 10.66	0.18%	(4.41)%
October 2025	$ 10.93	$ 10.08	$ 10.90	$ 10.27	0.28%	(1.85)%
July 2025	$ 10.84	$ 9.99	$ 10.89	$ 10.35	(0.46)%	(3.48)%
April 2025	$ 11.24	$ 9.74	$ 11.88	$ 10.69	(5.39)%	(8.89)%
January 2025	$ 11.32	$ 10.44	$ 12.02	$ 11.53	(5.82)%	(9.45)%
October 2024	$ 12.14	$ 10.96	$ 12.29	$ 11.70	(1.22)%	(6.32)%
July 2024	$ 11.20	$ 10.25	$ 12.18	$ 11.51	(8.05)%	(10.95)%
April 2024	$ 10.69	$ 10.08	$ 11.82	$ 11.54	(9.56)%	(12.65)%
January 2024	$ 10.27	$ 8.87	$ 11.39	$ 10.07	(9.83)%	(11.92)%

The NAV per Common Share, the market price and percentage of premium/(discount) to NAV per Common Share on August 21, 2026, was $10.36, $10.40, and 0.39%, respectively. As of August 21, 2026, the Fund had  57,307,757 Common Shares outstanding, and net assets applicable to Common Shares of $593,704,006. See “Repurchase of Fund Shares; Conversion to Open-End Fund” in the accompanying prospectus.

USE OF PROCEEDS

Assuming the sale of all of the Common Shares offered through Rights under this Prospectus Supplement and the accompanying prospectus, based on the estimated Subscription Price of $9.90 and that the estimated expenses related to the Rights offering of $341,000 are paid by Nuveen Fund Advisors, the Fund estimates the net proceeds of the offering will be approximately $153,450,000. There is no guarantee that there will be any sales of Common Shares through Rights pursuant to this Prospectus Supplement and the accompanying prospectus. Actual sales, if any, of Common Shares through Rights under this Prospectus Supplement and the accompanying prospectus may be less than as set forth above. In addition, the price per share of any such sale may be greater or less than the price set forth above, depending on the market price of Common Shares at the time of any such sale. As a result, the actual net proceeds the Fund receives may be more or less than the amount of net proceeds estimated in this Prospectus Supplement.

The Fund intends to invest the net proceeds from the issuance of Rights hereunder in accordance with the Fund’s investment objectives and policies as set forth in the accompanying prospectus. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objectives and policies within approximately three months of the receipt of such proceeds; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months (the “invest-up period”). Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments. Current market conditions may change and the Fund may not be able to invest the proceeds as planned. Immediately after the initial invest-up period, the Fund’s portfolio allocations may vary over time consistent with the Fund’s investment policies as described in the accompanying prospectus.

CAPITALIZATION

The Fund is issuing Rights to its Common Shareholders to subscribe for an aggregate of up to 15,500,000 of its Common Shares, $0.01 par value per share. There is no guarantee that there will be any sales of the Common Shares through Rights pursuant to this Prospectus Supplement and the accompanying prospectus.

The following table sets forth the Fund’s capitalization (1) on a historical basis as of August 21, 2026 (unaudited); and (2) on a pro forma basis as adjusted to reflect the assumed sale of up to 15,500,000 Common Shares at $9.90 per share (the estimated Subscription Price), through a Rights offering under this Prospectus Supplement and the accompanying prospectus, and assuming that the expenses related to the Rights offering estimated at approximately $341,000 are paid by Nuveen Fund Advisors.

	As of August 21, 2026 (unaudited)	As Adjusted for Offering (unaudited)
Common shares, $0.01 par value per share	$573,078	$728,078
Paid-in capital *	$842,997,892	$996,292,892
Total distributable earnings (loss)	$(249,866,964)	$(249,866,964)
Net assets applicable to common shares	$593,704,006	$747,154,006
Common shares	57,307,757	72,807,757
Net asset value	$10.36	$10.26

* As adjusted Paid in Capital reflects the issuance of up to 15,500,000 Common shares issued in the primary subscription at the estimated Subscription Price of $9.90.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING

Risk is inherent in all investing. Therefore, before investing in the Common Shares you should consider the risks associated with such an investment carefully. See “Risk Factors” in the accompanying prospectus. The following summarizes some of the matters that you should consider before investing in Common Shares through the Rights offering:

Dilution Risk. Record Date Shareholders who do not fully exercise their Rights will, at the completion of the Rights offering, own a smaller proportional interest in the Fund than owned prior to the Rights offering. The completion of the Rights offering will result in immediate voting dilution for such shareholders. You will also experience an immediate dilution of the aggregate NAV per Common Share if you do not fully participate in the Rights offering. You may also experience a reduction in the NAV per Common Share whether or not you exercise your Rights, as the Subscription Price may be below the Fund's NAV per Common Share on the Expiration Date, because:

●	the offered Common Shares may be sold at less than their current NAV; and
●	the number of Common Shares outstanding after the Rights offering may have increased proportionately more than the increase in the amount of the Fund's net assets.

The amount of such potential dilution is not currently determinable because it is not known how many Common Shares will be subscribed for, what the NAV per Common Share or market price of the Common Shares will be on the Expiration Date or what the Subscription Price per Common Share will be.

Furthermore, if you do not participate in an over-subscription privilege, if it is available, your percentage ownership may also be diluted. The Fund cannot state precisely the amount of dilution because it is not known at this time what the NAV per Common Share will be on the Expiration Date or what proportion of the Rights will be exercised or what the Subscription Price per Common Share will be. The impact of the Rights offering on NAV per Common Share pursuant to the Primary Subscription is shown by the following example, assuming the Rights offering is fully subscribed and the estimated Subscription Price of $9.90:

Assumes the Primary Subscription is fully subscribed(1)
NAV(2)	$10.36
Subscription Price(3)	$9.90
Reduction in NAV ($)	$(0.10)
Reduction in NAV (%)	(0.97)%

(1)	Actual amounts may vary due to rounding.
(2)	For illustrative purposes only; reflects the Fund’s NAV per Common Share as of August 21, 2026. It is not known at this time what the NAV per Common Share will be on the Expiration Date.
(3)	For illustrative purposes only; reflects an estimated Subscription Price of $9.90 based upon 95% of the average of the last reported sales price of the Common Shares on the NYSE on August 21, 2026, and the four (4) immediately preceding trading days. It is not known at this time what the Subscription Price will be on the Expiration Date.

The impact of the Rights offering on NAV per Common Share pursuant to the Primary Subscription and Primary and Secondary Over-Subscription Privileges is shown by the following example that assumes that the Primary Subscription and Primary and Secondary Over-Subscription Privileges are fully subscribed with a $9.90 Subscription Price:

Assumes full subscription and 25% over-subscription(1)

NAV(2)	$10.36
Subscription Price(3)	$9.90
Reduction in NAV ($)	$(0.12)
Reduction in NAV (%)	(1.16)%

(1)	Actual amounts may vary due to rounding.
(2)	For illustrative purposes only; reflects the Fund’s NAV per Common Share as of August 21, 2026. It is not known at this time what the NAV per Common Share will be on the Expiration Date.
(3)	For illustrative purposes only; reflects an estimated Subscription Price of $9.90 based upon 95% of the average of the last reported sales price of the Common Share on the NYSE on August 21, 2026, and the four (4) immediately preceding trading days. It is not known at this time what the Subscription Price will be on the Expiration Date.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or be maintained or that the Rights will have any marketable value.

The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the primary subscription and over-subscription privilege.

Risks of Investing in Rights. Shares of closed-end funds, such as the Fund, frequently trade at a discount to NAV. Accordingly, the Subscription Price may be greater than the market price of the Common Shares on the Expiration Date. If that is the case, the Rights will have no value, and a person who exercises their Rights will experience an immediate loss of value. Further, because the exercise of Rights is irrevocable, you will not be able to revoke your subscription if the market price of the Common Shares decreases below the Subscription Price prior to delivery of your Common Shares. Moreover, the Fund cannot assure you that you will ever be able to sell the Common Shares that you received in the Rights offering at a price equal to or greater than the Subscription Price.

No Assurance of Active Trading Market Risk. Although the Rights are approved for listing on the NYSE, there can be no assurance that an active trading market will develop or be maintained for the Rights. If a trading market is not developed or maintained, you may not be able to transfer your Rights or may have to sell them at an unfavorable price. The transferability of Rights is not guaranteed and investors who do not exercise their Rights prior to the Expiration Date and are unable or unwilling to sell their Rights in the secondary market will realize no value for their Rights.

Risks of Increases in Share Price Volatility and Decreases in Share Price. The Rights offering may result in an increase in trading of the Common Shares, which may increase volatility in the market price of the Common Shares. The Rights offering may result in an increase in the number of Common Shareholders wishing to sell their Common Shares, which would exert downward price pressure on the price of Common Shares.

Risk of Decreased Liquidity Despite Larger Float. Although the Rights offering will increase the number of Common Shares outstanding, there can be no assurance that the volume of trading in the Common Shares will increase proportionately. As a result, the Rights offering may not materially improve the liquidity of the Common Shares on the secondary market, which could lead to wider bid/ask spreads, increased volatility and greater variances between the market price of the Common Shares and their underlying value.

Under-Subscription Risk. It is possible that the Rights offering will not be fully subscribed. Under-subscription of the Rights offering would have an impact on the net proceeds of the Rights offering and whether the Fund achieves any benefits.

Over-Subscription Risk. Record Date Shareholders who fully exercise all Rights initially issued to them will be entitled to subscribe for an additional number of Common Shares by exercising their over-subscription privileges. The over-subscription privileges will generally be allocated pro rata among Record Date Shareholders who over-subscribed based on the number of Rights issued to them by the Fund. The Fund cannot guarantee that you will receive any or the entire number of Common Shares for which you over-subscribed. If the pro-rated number of Common Shares allocated to you in connection with your over-subscription privileges is less than your request, then the excess funds held by the Subscription Agent on your behalf will be returned to you, without interest, as soon as practicable after the Rights offering has expired and all pro-rating calculations and reductions contemplated by the terms of the Rights offering have been effected, and the Fund will have no further obligation to you.

No Assurance or Accretion in NAV or Distributions. Although the Rights offering will increase the Fund's assets, there can be no assurance that the Rights offering will be accretive to the Fund's NAV per Common Share or its ability to sustain or increase distributions. Investment returns on the proceeds from the Rights offering may be lower than current portfolio returns, and the Fund's distribution rate per Common Share may decline.

Risk of Delayed Delivery of Common Shares. If you exercise Rights, you may not be able to resell the Common Shares that you receive in the Rights offering until you, or your custodian bank, broker, dealer or other nominee, if applicable, have received those Common Shares. Moreover, you will have no rights as a shareholder of the Common Shares you received in the Rights offering until the Fund issues those Common Shares to you. Although the Fund will endeavor to issue the Common Shares as soon as practicable after completion of the Rights offering, and after all necessary calculations have been completed, there may be a delay between the Expiration Date and the time that the Common Shares are issued.

Risk that Market Conditions May Impact Use of Proceeds. Although the Fund intends to invest the proceeds from the Rights offering as described herein, market or other conditions at the time of investment may result in the Fund making investments with different risk or return characteristics, or at less favorable yields, than currently anticipated, which could adversely affect the Fund's performance and distribution levels.

Risk of Rejection of Exercise of Rights. Record Date Shareholders who desire to subscribe for Common Shares in the Rights offering must act promptly to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. If you are a beneficial owner of Common Shares, you must act promptly to ensure that your custodian bank, broker, dealer or other nominee acts for you and that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. Your nominee may establish a deadline prior to the Expiration Date by which you must provide it with your instructions to exercise your subscription rights and payment for your Common Shares. The Fund will not be responsible if your custodian bank, broker, dealer or nominee fails to ensure that all required forms and payments are actually received by the Subscription Agent prior to the Expiration Date. If you fail to complete and sign the required Subscription Certificate, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the Fund or the Subscription Agent may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither the Fund nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification. The Fund has the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Risk of Termination of Rights Offering. The Fund reserves the right to terminate, amend or extend the Rights offering at any time for any reason before 5:00 p.m., Eastern Time, on the Expiration Date. You will not earn any interest on any payment of the Subscription Price you have made while it is being held by the Subscription Agent pending the termination of the Rights offering, even if the Fund amends the terms of the Rights offering to extend the Subscription Period. If the Fund terminates the Rights offering, neither the Fund, the Subscription Agent, your broker, nor any other party will have any obligation to you, except to return any payment of the Subscription Price you have made, which will not accrue interest.

TAXATION

The following is a general summary of the U.S. federal income tax consequences of the Rights offering to Record Date Shareholders who are U.S. persons for U.S. federal income tax purposes. The following summary supplements the discussion set forth in the accompanying prospectus and SAI and is subject to the qualifications and assumptions set forth therein. The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund.

Please refer to the “Tax Matters” sections in the accompanying prospectus and SAI for a description of the consequences of investing in the Common Shares. Special tax considerations relating to this Rights offering are summarized below:

●	The value of a Right will not be includible in the income of a Common Shareholder at the time the subscription Right is issued.

●	The basis of a Right issued to a Common Shareholder will be zero, and the basis of the share with respect to which the Right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the Right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such Common Shareholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the Right a portion of the basis of the old share. If either (a) or (b) applies, such Common Shareholder must allocate basis between the old share and the Right in proportion to their fair market values on the date of distribution.

●	The basis of a Right purchased in the market will generally be its purchase price.

●	The holding period of a Right issued to a Common Shareholder will include the holding period of the old share.

●	No loss will be recognized by a Common Shareholder if a Right distributed to such Common Shareholder expires unexercised because the basis of the old share may be allocated to a Right only if the Right is exercised. If a Right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the Right.

●	Any gain or loss on the sale of a Right will be a capital gain or loss if the Right is held as a capital asset (which in the case of a Right issued to Record Date Shareholders will depend on whether the old share is held as a capital asset), and will be a long term capital gain or loss if the holding period is deemed to exceed one year.

●	No gain or loss will be recognized by a Common Shareholder upon the exercise of a Right, and the basis of any Common Share acquired upon exercise (the new Common Share) will equal the sum of the basis, if any, of the Right and the subscription price for the new Common Share. The holding period for the new Common Share will begin on the date when the Right is exercised (or, in the case of a Right purchased in the market, potentially the day after the date of exercise).

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Fund and holders of its Common Shares, with respect to U.S. federal income taxation only. Other tax issues such as state and local taxation may apply. Investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.

LEGAL MATTERS

Certain legal matters in connection with the Common Shares will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, PA 19103. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Massachusetts law on the opinion of Morgan, Lewis & Bockius LLP.

AVAILABLE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

This Prospectus Supplement does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Additional information about the Fund and the Common Shares can be found in the Fund’s Registration Statement (including amendments, sexhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a website (www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

 BASE PROSPECTUS

$276,642,327

Common Shares

Preferred Shares

Rights to Purchase Common Shares

Nuveen Municipal Credit Opportunities Fund

The Offering. Nuveen Municipal Credit Opportunities Fund (the “Fund”) is offering, on an immediate, continuous or delayed basis, in one or more offerings, with a maximum aggregate dollar offering price of up to $276,642,327, common shares (“Common Shares”), preferred shares (“Preferred Shares”), and/or subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares and Preferred Shares, “Securities”), in any combination. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.”

The Fund. The Fund is a diversified, closed-end management investment company. The Fund’s primary investment objective is to provide a high level of current income exempt from regular U.S. federal income tax. The Fund’s secondary investment objective is to seek total return. There can be no assurance that the Fund will achieve its investment objectives or that the Fund’s investment strategies will be successful.

This Prospectus, together with any related prospectus supplement, sets forth concisely information about the Fund that a prospective investor should know before investing, and should be retained for future reference. Investing in Securities involves risks, including the risks associated with the Fund’s use of leverage. You could lose some or all of your investment. You should consider carefully these risks together with all of the other information in this Prospectus and any related prospectus supplement before making a decision to purchase any of the Securities. See “Risk Factors” beginning on page 15.

Common Shares are listed on the New York Stock Exchange (the “NYSE”). The trading or “ticker” symbol of the Common Shares is “NMCO.” The closing price of the Common Shares, as reported by the NYSE on March 3, 2026, was $10.87 per Common Share. The net asset value of the Common Shares at the close of business on that same date was $10.73 per Common Share. Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

* * *

You should read this Prospectus, together with any related prospectus supplement, which contains important information about the Fund, before deciding whether to invest and retain it for future reference. A Statement of Additional Information, dated March 12, 2026 (the “SAI”), containing additional information about the Fund has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of the SAI, the table of contents of which is on the last page of this Prospectus, annual and semi-annual reports to shareholders and other information about the Fund and make shareholder inquiries by calling (800) 257-8787, by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606 or from the Fund’s website (http://www.nuveen.com). The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus, except to the extent specifically incorporated by reference herein. You also may obtain a copy of the SAI (and other information regarding the Fund) from the SEC’s web site (http://www.sec.gov).

The date of this Prospectus is March 12, 2026.

The Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other governmental agency.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference into this Prospectus and any related prospectus supplement. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Prospectus and any related prospectus supplement is accurate as of any date other than the dates on their covers. The Fund will update this Prospectus to reflect any material changes to the disclosures herein.

FORWARD-LOOKING STATEMENTS

Any projections, forecasts and estimates contained or incorporated by reference herein are forward looking statements and are based upon certain assumptions. Projections, forecasts and estimates are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any projections, forecasts or estimates will not materialize or will vary significantly from actual results. Actual results may vary from any projections, forecasts and estimates and the variations may be material. Some important factors that could cause actual results to differ materially from those in any forward looking statements include changes in interest rates, market, financial or legal uncertainties, including changes in tax law, and the timing and frequency of defaults on underlying investments. Consequently, the inclusion of any projections, forecasts and estimates herein should not be regarded as a representation by the Fund or any of its affiliates or any other person or entity of the results that will actually be achieved by the Fund. Neither the Fund nor its affiliates has any obligation to update or otherwise revise any projections, forecasts and estimates including any revisions to reflect changes in economic conditions or other circumstances arising after the date hereof or to reflect the occurrence of unanticipated events, even if the underlying assumptions do not come to fruition. The Fund acknowledges that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as the Fund.

PROSPECTUS SUMMARY

This is only a summary. You should review the more detailed information contained elsewhere in this Prospectus and any related prospectus supplement and in the Statement of Additional Information (the “SAI”).

The Fund	Nuveen Municipal Credit Opportunities Fund (the “Fund”) is a diversified, closed-end management investment company. See “The Fund.” The Fund’s common shares, $0.01 par value per share (“Common Shares”), are traded on the New York Stock Exchange (the “NYSE”) under the symbol “NMCO.” Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

The closing price of the Common Shares, as reported by the NYSE on March 3, 2026 was $10.87 per Common Share. The net asset value (“NAV”) of the Common Shares at the close of business on that same date was $10.73 per Common Share. As of March 3, 2026, the Fund had 55,354,557 Common Shares outstanding and net assets applicable to Common Shares of $594,118,612. See “Description of Shares.”

The Offering	The Fund is registering for one or more offerings, with a maximum aggregate dollar offering price of up to $276,642,327, Common Shares, preferred shares (“Preferred Shares”), and/or subscription rights to purchase Common Shares (“Rights,” and collectively with Common Shares and Preferred Shares, “Securities”), in any combination, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. The prospectus supplement relating to any offering of Securities will describe such offering, including, as applicable, the names of any underwriters, dealers or agents and information regarding any applicable purchase price, fee, commission or discount arrangements made with those underwriters, dealers or agents or the basis upon which such amount may be calculated. For more information about the manners in which the Fund may offer Securities, see “Plan of Distribution.” The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering. The minimum price on any day at which the Common Shares may be sold will not be less than the NAV per Common Share at the time of the offering plus the per share amount of any underwriting commission or discount; provided that Common Shares offered pursuant to Rights offerings that meet certain conditions may be offered at a price below the then current NAV. See “Rights Offerings.”

The Fund may not sell any Securities through agents, underwriters or dealers without delivery, or deemed delivery, of a prospectus, including the appropriate prospectus supplement, describing the method and terms of the particular offering of such Securities. You should read this Prospectus and the applicable prospectus supplement carefully before you invest in our Securities.

1

Investment Objectives and Policies	Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which are incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

There can be no assurance that such strategies will be successful. For a more complete discussion of the Fund’s portfolio composition and its corresponding risks, see “The Fund’s Investments” and “Risk Factors.”

Limited Term; Eligible Tender Offer

The Fund’s Declaration of Trust provides that the Fund will have a limited period of existence and will terminate as of the close of business on the first business day of the month that follows the twelfth anniversary of the effective date of the initial registration statement of the Fund, which is October 1, 2031 (the “Stated Termination Date”); provided that the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, by vote of a majority of the then Board of Trustees with notice to the shareholders, extend the Fund’s term for up to two one-year periods (in the event that the term of the Fund has been so extended, the termination date shall be referred to as the “Extended Termination Date” and the later of the Stated Termination Date and the Extended Termination Date is referred to as the “Termination Date”); furthermore, notwithstanding the foregoing, the Board of Trustees may determine to cause the Fund to conduct an Eligible Tender Offer (as defined below). If the Eligible Tender Offer is completed, the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, by vote of a majority of the then Board of Trustees, provide that the Fund may continue without limitation of time, subject to the terms and conditions described below. If an Eligible Tender Offer is not conducted, the Fund will, no later than the Termination Date, cease investment operations, retire or redeem its leverage facilities, liquidate its investment portfolio (to the extent possible) and, on or after the Termination Date, the Fund will distribute all of its liquidated net assets to shareholders of record of Common Shares (“Common Shareholders”) in one or more distributions.

Eligible Tender Offer. In accordance with the Declaration of Trust, an eligible tender offer (an “Eligible Tender Offer”) is a tender offer by the Fund that is made to all holders of the then-outstanding Common Shares (each, a “Common Shareholder”) as of a date within the 6-18 months preceding the Termination Date. If an Eligible Tender Offer is consummated, the Fund will purchase all outstanding Common Shares tendered by each Common Shareholder who properly tendered their Common Shares at a purchase price equal to the NAV per share at the time of the tender offer. At the time of the Eligible Tender Offer, the Board of Trustees will determine the minimum net assets that the Fund must have to remain viable following the Eligible Tender Offer (the “Termination Threshold”) based on prevailing market conditions at the time of the Eligible Tender Offer.

If the number of Common Shares properly tendered in an Eligible Tender Offer would result in the Fund’s net assets totaling an amount greater than the Termination Threshold if the Eligible Tender Offer were consummated, the Fund will consummate the Eligible Tender Offer by purchasing all Common Shares properly tendered and not withdrawn pursuant to the terms of the Eligible Tender Offer and following the completion of such Eligible Tender Offer, the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, provide that the Fund may continue without limitation of time. See “Risks-Fund Level and Other Risks-Limited Term and Tender Offer Risks” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update-Current Investment Objectives, Investment Policies and Principal Risks of the Funds-Principal Risks of the Funds.” In making this decision, the Board of Trustees will take such actions with respect to the Fund’s continued operations as it deems to be in the best interests of the Fund, based on market conditions at such time, the extent of Common Shareholder participation in the Eligible Tender Offer and all other factors deemed relevant by the Board of Trustees in consultation with the Fund’s investment adviser, Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), taking into account that Nuveen Fund Advisors may have a potential conflict of interest in seeking to convert the Fund to a fund with a continued existence without limitation of time.

If the number of properly tendered Common Shares would result in the Fund’s net assets falling below the Termination Threshold if the Eligible Tender Offer were consummated, continuation of the Fund will not be deemed viable and the Eligible Tender Offer will be terminated with no Common Shares being repurchased. Instead, the Fund will begin (or continue) liquidating its investment portfolio and proceed to terminate on the Termination Date, upon which all Common Shareholders (whether they intended to participate in the Eligible Tender Offer or not) will receive liquidation proceeds equal to their pro rata share of the net distributable assets of the Fund.

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Any Eligible Tender Offer would be made, and Common Shareholders would be notified thereof, in accordance with the Declaration of Trust, the Investment Company Act of 1940, as amended (the “1940 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the applicable tender offer rules thereunder (including Rule 13e-4 and Regulation 14E under the 1934 Act).

Termination, Liquidation. Unless the Fund’s existence is continued without limitation of time, as described under “—Eligible Tender Offer” above, no later than the Termination Date, the Fund will cease investment operations, retire or redeem its leverage facilities, liquidate its investment portfolio (to the extent possible) and, on or after the Termination Date, the Fund will distribute all of its liquidated net assets to Common Shareholders of record in one or more distributions. In determining whether to extend the Fund’s term to an Extended Termination Date, the Board of Trustees may consider a number of factors, including, without limitation, whether the Fund would be unable to sell its assets at favorable prices in a time frame consistent with the Termination Date due to lack of market liquidity or other adverse market conditions, or whether market conditions are such that it is reasonable to believe that, with an extension, the Fund’s remaining assets would appreciate and generate income in an amount that, in the aggregate, is meaningful relative to the cost and expense of continuing the Fund’s operations.

Nuveen Fund Advisors and Nuveen Asset Management, LLC (“Nuveen Asset Management”) will seek to manage the Fund’s investment portfolio consistent with the Fund’s obligation to cease operations on the Termination Date. To that end, Nuveen Fund Advisors and Nuveen Asset Management intend to seek municipal securities that they reasonably expect can be sold or otherwise exited at favorable prices on or before the Termination Date. However, there is no assurance that a market or other exit strategy will be available for the Fund’s less liquid investments. As the Termination Date approaches, Nuveen Fund Advisors and Nuveen Asset Management expect to seek to liquidate the Fund’s less liquid investments. As a result, based on prevailing market conditions, available investment opportunities and other factors, the Fund may invest the proceeds from the sale of such investments in money market mutual funds, cash, cash equivalents, securities issued or guaranteed by the U.S. government or its instrumentalities or agencies, high quality short-term money market instruments, short-term debt securities, certificates of deposit, bankers’ acceptances and other bank obligations, commercial paper or other liquid debt securities. As a result, as the Termination Date approaches, the Fund’s monthly cash distributions may decline, and there can be no assurance that the Fund will achieve its investment objective or that its investment strategies will be successful.

Depending on a variety of factors, including the performance of the Fund’s investment portfolio over the period of its operations, the amount distributed to Common Shareholders in connection with its termination or paid to participating Common Shareholders upon completion of an Eligible Tender Offer may be less, and potentially significantly less, than such Common Shareholders’ original investment. The Fund’s final distribution to Common Shareholders on the Termination Date and the amount paid to participating Common Shareholders upon completion of an Eligible Tender Offer will be based upon the Fund’s NAV at such time, and initial investors and any investors that purchase Common Shares after the completion of this offering may receive less, and potentially significantly less, than their original investment.

Because the Fund’s assets will be liquidated in connection with its termination or to pay for Common Shares tendered in an Eligible Tender Offer, the Fund may be required to sell portfolio securities when it otherwise would not, including at times when market conditions are not favorable, which may cause the Fund to lose money. The Fund will make a distribution on the Termination Date of all cash raised from the liquidation of its assets prior to that time. However, given the nature of certain of the Fund’s investments, the Fund may be unable to liquidate certain of its investments until the Termination Date. In this case, the Fund may make one or more additional distributions after the Termination Date of any cash received from the ultimate liquidation of those investments. This would delay distribution payments, perhaps for an extended period of time, and there can be no assurance that the total value of the cash distribution made on the Termination Date and such subsequent distributions, if any, will equal the Fund’s NAV on the Termination Date, depending on the ultimate results of such post-Termination Date asset liquidations. If, as a result of lack of market liquidity or other adverse market conditions, the Board of Trustees determines it is in the best interests of the Fund, the Fund may transfer any portfolio investments that remain unsold on the Termination Date to a liquidating trust and distribute interests in such liquidating trust to Common Shareholders as part of the Fund’s final distribution. Interests in the liquidating trust are expected to be nontransferable, except by operation of law. The liquidating trust will seek to liquidate such remaining investments for the benefit of the Common Shareholders as soon as practicable following the Termination Date. However, there can be no assurance as to the timing of or the value obtained from such liquidation. See “Risks—Fund Level and Other Risks—Limited Term and Tender Offer Risks.” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds.”

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Investment Adviser	Nuveen Fund Advisors, LLC (“Nuveen Fund Advisors”), the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and its implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, LLC (“Nuveen”), the investment management arm of Teachers Insurance and Annuity Association of America (“TIAA”). TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of December 31, 2025, Nuveen managed approximately $1.4 trillion in assets, of which approximately $157.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser	Nuveen Asset Management, LLC (“Nuveen Asset Management”) located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser. Nuveen Asset Management, a registered investment adviser, is a wholly-owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees the day-to-day investment operations of the Fund.

Use of Leverage	The Fund uses leverage to pursue its investment objectives. The Fund may source leverage through the issuance of “senior securities” as defined under the 1940 Act, which include (1) borrowings, including loans from financial institutions; (2) the issuance of debt securities; and (3) the issuance of preferred shares of beneficial interest (“Preferred Shares”). Additionally, the Fund may use certain derivatives and other financing instruments that have the economic effect of leverage by creating additional investment exposures, such as investments in inverse floating rate securities and reverse repurchase agreements. The amount and sources of leverage will vary depending on market conditions. There is no assurance that the Fund will continue to use leverage. The Fund’s use of leverage may not work as planned or achieve its goals. See “Use of Leverage” for more information.
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Currently, the Fund employs leverage through its outstanding MuniFund Preferred Shares (“MFP Shares”), which have seniority over the Common Shares. The Fund also currently invests in residual interest certificates of tender option bond trusts, also called inverse floating rate securities, that have the economic effect of leverage because the Fund’s investment exposure to the underlying bonds held by the trust have been effectively financed by the trust’s issuance of floating rate certificates. The Fund has entered into a 364-day revolving line of credit.

Interest is charged on these borrowings to the drawn amount at a rate per annum equal to the higher of (a) OBFR (Overnight Bank Funding Rate) plus 1.20% per annum or (b) the Fed Funds Effective Rate plus 1.20% per annum on amounts borrowed. The Fund also accrued a 0.15% per annum commitment fee based on the undrawn balance.

While not currently employed by the Fund as a form of leverage, reverse repurchase agreements involve the sale of securities held by the Fund with an agreement to repurchase the securities at an agreed-upon price, date and interest payment. Selling a portfolio security and agreeing to buy it back under a reverse repurchase agreement is economically equivalent to borrowing.

The Fund, along with certain other funds managed by Nuveen Fund Advisors or Teachers Advisors, LLC (the “Participating Funds”), are parties to a committed unsecured credit facility (the “Facility”) provided by a group of lenders, under which Participating Funds may borrow for temporary purposes only. Outstanding balances drawn by the Fund, or any other Participating Fund, will bear interest at a variable rate and is the liability of such Fund. The Facility is not intended for sustained levered investment purposes. A large portion of the Facility’s capacity (and corresponding annual costs, excluding interest cost) is currently allocated by Nuveen Fund Advisors to a small number of Participating Funds, which does not include the Fund. The Facility has a 364-day term and will expire in June 2026 unless extended or renewed. Because participation in the Facility creates a conflict of interest in determining which Participating Funds may draw upon the Facility at any point in time, Participating Funds have been allocated different first priority portions of the committed amount of the Facility based primarily on the expected likelihood and extent of the need to borrow under the Facility. The use of leverage creates additional risks for Common Shareholders, including increased variability of the Fund’s NAV, net income and distributions in relation to market changes.

In pursuit of its investment objectives, the Fund may reduce or increase the amount and type of leverage based upon changes in market conditions and composition of the Fund’s holdings. The Fund’s leverage ratio varies from time to time based upon such changes in the amount of leverage used and variations in the value of the Fund’s holdings. So long as the net income received on the Fund’s investments purchased with leverage proceeds exceeds the then current expense on any leverage, the investment of leverage proceeds will generate more net income than if the Fund had not used leverage. Under these circumstances, the excess net income will be available to pay higher distributions to Common Shareholders. However, if the net income received from the Fund’s portfolio investments purchased with leverage is less than the then current expense on outstanding leverage, the Fund may be required to utilize other Fund assets to make expense payments on outstanding leverage, which may result in a decline in Common Share NAV and reduced net investment income available for distribution to Common Shareholders.

The Fund pays a management fee to Nuveen Fund Advisors (which in turn pays a portion of such fee to Nuveen Asset Management) based on a percentage of Managed Assets. Managed Assets include the proceeds realized and managed from the Fund’s use of most types of leverage (excluding the leverage exposure attributable to the use of futures, swaps and similar derivatives). Because Managed Assets include the Fund’s net assets as well as assets that are attributable to the Fund’s investment of the proceeds of its leverage, the Fund’s Managed Assets are greater than its net assets. Nuveen Fund Advisors and Nuveen Asset Management are responsible for using leverage to pursue the Fund’s investment objective. Nuveen Fund Advisors and Nuveen Asset Management base their decision regarding whether and how much leverage to use for the Fund, and the terms of that leverage, on their assessment of whether such use of leverage is in the best interests of the Fund. However, a decision to employ or increase leverage has the effect, all other things being equal, of increasing Managed Assets, and in turn Nuveen Fund Advisors’ and Nuveen Asset Management’s management fees. Thus, Nuveen Fund Advisors and Nuveen Asset Management have a conflict of interest in determining whether to use or increase leverage. Nuveen Fund Advisors and Nuveen Asset Management seek to manage that conflict by recommending to the Board of Trustees to leverage the Fund (or increase such leverage) only when they determine that such action would be in the best interests of the Fund and its Common Shareholders, and by periodically reviewing with the Board of Trustees the Fund’s performance and the impact of the use of leverage on that performance.

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The use of leverage creates additional risks for Common Shareholders, including increased variability of the Fund’s NAV, net income and distributions in relation to market changes.

Distributions	The Fund pays regular monthly cash distributions to Common Shareholders (stated in terms of a fixed cents per Common Share dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per common share distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital. To the extent that a distribution includes a return of capital the NAV per share may erode. If a distribution includes anything other than net investment income, the Fund provides a notice of the best estimate of its distribution sources at the time. See “Distributions.”

So long as any Preferred Shares are outstanding, the Fund will be limited in certain instances in declaring a dividend to Common Shareholders. See “Leverage,” “Description of Shares—Common Shares” and “—Preferred Shares” for more information.

The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to Common Shareholders.

Custodian and Transfer Agent	State Street Bank and Trust Company serves as the Fund’s custodian, and Computershare Inc. and Computershare Trust Company, N.A. serves as the Fund’s transfer agent for the Common Shares. The corresponding agent for any Preferred Shares to be offered pursuant to this Prospectus will be identified in the related prospectus supplement. See “Custodian and Transfer Agent.”

Risk Factors	Investment in the Fund involves risk. The Fund is designed as a long-term investment and not as a trading vehicle. The Fund is not intended to be a complete investment program. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

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Use of Proceeds	Unless otherwise specified in a prospectus supplement, the Fund will use the net proceeds from any offering of Securities, pursuant to this Prospectus, to make investments in accordance with the Fund’s investment objectives. See “Use of Proceeds.”

Federal Income Tax	The Fund has elected to be treated, and intends to qualify each year, as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). To qualify for the favorable U.S. federal income tax treatment generally accorded to a RIC under Subchapter M of the Code the Fund must, among other requirements, derive in each taxable year at least 90% of its gross income from certain prescribed sources and satisfy a diversification test on a quarterly basis. If the Fund fails to satisfy the qualifying income or diversification requirements in any taxable year, the Fund may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. Additionally, relief is provided for certain de minimis failures of the diversification requirements where the Fund corrects the failure within a specified period. In order to be eligible for the relief provisions with respect to a failure to meet the diversification requirements, the Fund may be required to dispose of certain assets. If these relief provisions were not available to the Fund and it were to fail to qualify for treatment as a RIC for a taxable year, all of its taxable income (including its net capital gain) would be subject to tax at the 21% regular corporate rate without any deduction for distributions to shareholders, and such distributions would be taxable as ordinary dividends to the extent of the Fund’s current and accumulated earnings and profits. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund will not for that taxable year satisfy the general eligibility test that otherwise permits it to pay exempt-interest dividends.

See “Fund Tax Risk,” as contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds—Fund Level and Other Risks.”

Governing Law	The Fund’s Declaration of Trust (the “Declaration of Trust”) is, and each Statement and Statement Supplement for Preferred Shares will be, governed by the laws of the Commonwealth of Massachusetts.
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SUMMARY OF FUND EXPENSES

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Additional Disclosures For Certain Funds As Of The Fiscal Year Ended October 31, 2025—Summary of Fund Expenses,” which is incorporated by reference herein, for a discussion of fees and expenses of the Fund.

FINANCIAL HIGHLIGHTS

The financial highlights table is intended to help you understand the Fund’s financial performance for the periods presented. Certain information reflects financial results for a single Common Share of the Fund. The information for the fiscal year ended October 31, 2025 has been audited by PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm. The report of PwC, is included in the Fund’s October 31, 2025 Annual Report, which is incorporated by reference herein. The information for the fiscal years ended prior to October 31, 2025, was audited by the Fund's previous independent registered public accounting firm. The information in the table below for the fiscal year ended October 31, 2020, and for the fiscal period September 16, 2019 (commencement of operations) through October 31, 2019, is derived from the Fund’s financial statements for the fiscal year ended October 31, 2020.

	Year Ended October 31
Per Share Operating
Performance	2025	2024	2023	2022	2021	2020	2019(d)
Beginning Common Share Net Asset Value (NAV)	$11.72	$10.06	$11.15	$15.47	$12.81	$15.08	$15.00
Investment Operations:
Net Investment Income (Loss)(a)	0.64	0.56	0.46	0.78	0.82	0.71	0.04
Net Realized/Unrealized Gain (Loss)	(0.62)	1.77	(0.93)	(4.36)	2.58	(2.25)	0.04
Total	0.02	2.33	(0.47)	(3.58)	3.40	(1.54)	0.08
Less Distributions to Common Shareholders:
From Net Investment Income	(0.60)	(0.54)	(0.61)	(0.74)	(0.74)	(0.73)	—
From Accumulated Net Realized Gains	—	—	—	—	—	—	—
Return of Capital	(0.22)	(0.13)	(0.01)	—	—	—	—
Total	(0.82)	(0.67)	(0.62)	(0.74)	(0.74)	(0.73)	—
Common Share:
Shelf Offering Costs	$— (g)	$— (g)	$— (g)	$— (g)	$—	$—	$—
Premium per Share Sold through Shelf Offering	$— (g)	$—	$— (g)	$— (g)	$— (g)	$—	$—
Ending NAV	$10.92	$11.72	$10.06	$11.15	$15.47	$12.81	$15.08
Ending Share Price	$10.93	$11.10	$8.67	$10.39	$15.04	$11.68	$15.39
Common Share Total Returns:
Based on NAV(b)	0.28%	23.33%	(4.85)%	(23.88)%	26.91%	(10.33)%	0.53%
Based on Share Price(b)	6.30%	36.29%	(11.69)%	(26.91)%	35.55%	(19.78)%	2.60%
Common Share Supplemental Data/Ratios Applicable to Common Shares:
Ending Net Assets (000)	$602,419	$642,345	$551,282	$610,501	$824,271	$682,510	$803,046
Ratios to Average Net Assets(c)
Expenses	4.50%	4.74%	4.78%	2.74%	2.18%	2.41%	1.01%*
Net Investment Income (Loss)	5.72%	4.76%	3.96%	5.69%	5.52%	5.24%	2.58%*
Portfolio Turnover Rate	34%	38%	34%	30%	12%	70%	8%
MuniFund Preferred ("MFP") Shares at the End of Period:
Aggregate Amount Outstanding (000)(e)	$404,000	$415,000	$430,000	$450,000	$450,000	$450,000	$—
Asset Coverage Per $100,000 Share(f)	$249,114	$254,782	$228,205	$237,489	$283,171	$251,669	$—

(a)	Based on average shares outstanding.
(b)	Total Return Based on Common Share NAV is the combination of changes in common share NAV, reinvested dividend income at Common Share NAV and reinvested capital gains distributions at NAV, if any. The last dividend declared in the period, which is typically paid on the first business day of the following month, is assumed to be reinvested at the ending NAV. The actual reinvest price for the last dividend declared in the period may often be based on the Fund’s market price (and not its NAV), and therefore may be different from the price used in the calculation. Total returns are not annualized.
Total Return Based on Common Share Price is the combination of changes in the market price per share and the effect of reinvested dividend income and reinvested capital gains distributions, if any, at the average price paid per share at the time of reinvestment. The last dividend declared in the period, which is typically paid on the first business day of the following month, is assumed to be reinvested at the ending market price. The actual reinvestment for the last dividend declared in the period may take place over several days, and in some instances may not be based on the market price, so the actual reinvestment price may be different from the price used in the calculation. Total returns are not annualized.
(c)	● Net Investment Income (Loss) ratios reflect income earned and expenses incurred on assets attributable to preferred shares issued by the Fund, where applicable.
● The expense ratios reflect, among other things, all interest expenses and other costs related to preferred shares and/or the interest expense deemed to have been paid by the Fund on the floating rate certificates issued by the special purpose trusts for the self-deposited inverse floaters held by the Fund, where applicable, as follows:

Ratios of Interest Expense to Average Net Assets Applicable to Common Shares
Year Ended October 31:
2025	2.85%
2024	3.11
2023	3.12
2022	1.21
2021	0.72
2020	0.10
2019(d)	0.05*

(d)	For the period September 16, 2019 (commencement of operations) through October 31, 2019.
(e)	Aggregate Amount Outstanding: Aggregate amount outstanding represents the liquidation preference as of the end of the relevant fiscal year.
(f)	Asset Coverage Per $100,000: Asset coverage per $100,000 is calculated by subtracting the Fund's liabilities and indebtedness not represented by senior securities from the Fund's total assets, dividing the result by the aggregate of the involuntary liquidation preference of the outstanding preferred shares and multiplying the result by 100,000. For purpose of asset coverage above, senior securities consist of preferred shares or borrowings (excluding temporary borrowings) of a Fund and does not include derivative transactions and other investments that have the economic effect of leverage such as reverse repurchase agreements and tender option bonds. If the leverage effects of such investments were included, the asset coverage amounts presented would be lower.
(g)	Value rounded to zero.
*	Annualized

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TRADING AND NET ASSET VALUE INFORMATION

The following table shows for the periods indicated: (i) the high and low sales prices for Common Shares reported as of the end of the day on the NYSE, (ii) the corresponding NAV per share, and (iii) the premium/(discount) to NAV per share at which the Common Shares were trading as of such date. The Fund’s Common Shares have historically traded both at premiums and discounts in relation to the Fund’s NAV per share. The Fund cannot predict whether its Common Shares will trade at a premium or discount to NAV in the future. The Board of Trustees has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Trustees will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

						s
	Closing Market Price per Common Share		NAV per Common Share on Date of Market Price		Premium/(Discount) on Date of Market Price
Fiscal Quarter Ended	High	Low	High	Low	High	Low
January 2026	$10.96	$10.19	$10.94	$10.66	0.18%	(4.41)%
October 2025	$10.93	$10.08	$10.90	$10.27	0.28%	(1.85)%
July 2025	$10.84	$9.99	$10.89	$10.35	(0.46)%	(3.48)%
April 2025	$11.24	$9.74	$11.88	$10.69	(5.39)%	(8.89)%
January 2025	$11.32	$10.44	$12.02	$11.53	(5.82)%	(9.45)%
October 2024	$12.14	$10.96	$12.29	$11.70	(1.22)%	(6.32)%
July 2024	$11.20	$10.25	$12.18	$11.51	(8.05)%	(10.95)%
April 2024	$10.69	$10.08	$11.82	$11.54	(9.56)%	(12.65)%
January 2024	$10.27	$8.87	$11.39	$10.07	(9.83)%	(11.92)%

The net asset value per Common Share, the market price, and percentage of premium/(discount) to net asset value per Common Share on March 3, 2026, was $10.73, $10.87 and 1.30% respectively. As of March 3, 2026, the Fund had 55,354,557 Common Shares outstanding and net assets applicable to Common Shares of $594,118,612.

THE FUND

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was organized as a Massachusetts business trust on April 18, 2019, pursuant to the Declaration of Trust, which is governed by the laws of the Commonwealth of Massachusetts. The Fund’s Common Shares are listed on the NYSE under the symbol “NMCO.” Preferred Shares and/or Rights issued by the Fund may also be listed on a securities exchange.

The following provides information about the Fund’s outstanding Common Shares and Preferred Shares as of March 3, 2026:

Title of Class	Amount Authorized	Amount Held by the Fund or for its Account	Amount Outstanding
Common Shares	Unlimited	0	55,354,557
Preferred Shares	Unlimited	0	4,040
Series A MFP Shares	1,000	0	1,000
Series B MFP Shares	2,250	0	2,050
Series C MFP Shares	1,250	0	990

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USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds from any offering will be invested in accordance with the Fund’s investment objective and policies as stated below. The Fund currently anticipates that it will be able to invest substantially all of the net proceeds in investments that meet the Fund’s investment objective and policies within approximately three months of the receipt of such proceeds. Pending investment, it is anticipated that the proceeds will be invested in short-term or long-term securities issued by the U.S. Government and its agencies or instrumentalities or in high-quality, short-term money market instruments.

THE FUND’S INVESTMENTS

Investment Objectives and Policies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Objectives” and “—Investment Policies,” as such investment objectives and investment policies may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

Portfolio Composition and Other Information

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Investment Policies—Portfolio Contents,” as such portfolio contents may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the investments principally included in the Fund’s portfolio. More detailed information about the Fund’s portfolio investments are contained in the SAI under “The Fund’s Investments.”

Portfolio Turnover

The Fund may engage in portfolio trading when considered appropriate, but short-term trading will not be used as the primary means of achieving the Fund’s investment objectives. For the fiscal year ended October 31, 2025, the Fund’s portfolio turnover rate was 34%. However, there are no limits on the Fund’s rate of portfolio turnover, and investments may be sold without regard to length of time held when, in Nuveen Asset Management’s opinion, investment considerations warrant such action. A higher portfolio turnover rate would result in correspondingly greater brokerage commissions and other transactional expenses that are borne by the Fund. Although these commissions and expenses are not reflected in the Fund’s “Annual Expenses”, they will be reflected in the Fund’s total return. In addition, high portfolio turnover may result in the realization of net short-term capital gains by the Fund which, when distributed to shareholders, will be taxable as ordinary income. See “Tax Matters.”

Other Policies

Certain investment policies specifically identified in the SAI as such are considered fundamental and may not be changed without shareholder approval. See “Investment Restrictions” in the SAI.

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Limited Term; Eligible Tender Offer

The Fund’s Declaration of Trust provides that the Fund will have a limited period of existence and will terminate as of the close of business on the first business day of the month that follows the twelfth anniversary of the effective date of the initial registration statement of the Fund, which is October 1, 2031 (the “Stated Termination Date”); provided that the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, by vote of a majority of the then Board of Trustees with notice to the shareholders, extend the Fund’s term for up to two one year periods (in the event that the term of the Fund has been so extended, the termination date shall be referred to as the “Extended Termination Date” and the later of the Stated Termination Date and the Extended Termination Date is referred to as the “Termination Date”); furthermore, notwithstanding the foregoing, the Board of Trustees may determine to cause the Fund to conduct an Eligible Tender Offer (as defined below). If the Eligible Tender Offer is completed, the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, by vote of a majority of the then Board of Trustees, provide that the Fund may continue without limitation of time, subject to the terms and conditions described below. If an Eligible Tender Offer is not conducted, the Fund will, no later than the Termination Date, cease investment operations, retire or redeem its leverage facilities, liquidate its investment portfolio (to the extent possible) and, on or after the Termination Date, the Fund will distribute all of its liquidated net assets to Common Shareholders of record in one or more distributions.

Eligible Tender Offer. In accordance with the Declaration of Trust, an eligible tender offer (an “Eligible Tender Offer”) is a tender offer by the Fund that is made to all holders of the then-outstanding Common Shares (each, a “Common Shareholder”) as of a date within the 6-18 months preceding the Termination Date. If an Eligible Tender Offer is consummated, the Fund will purchase all outstanding Common Shares tendered by each Common Shareholder who properly tendered their Common Shares at a purchase price equal to the NAV per share at the time of the tender offer. At the time of the Eligible Tender Offer, the Board of Trustees will determine the minimum net assets that the Fund must have to remain viable following the Eligible Tender Offer (the “Termination Threshold”) based on prevailing market conditions at the time of the Eligible Tender Offer.

If the number of Common Shares properly tendered in an Eligible Tender Offer would result in the Fund’s net assets totaling an amount greater than the Termination Threshold if the Eligible Tender Offer were consummated, the Fund will consummate the Eligible Tender Offer by purchasing all Common Shares properly tendered and not withdrawn pursuant to the terms of the Eligible Tender Offer and following the completion of such Eligible Tender Offer, the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, provide that the Fund may continue without limitation of time. See “Risks-Fund Level and Other Risks-Limited Term and Tender Offer Risks” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update-Current Investment Objectives, Investment Policies and Principal Risks of the Funds-Principal Risks of the Funds.” In making this decision, the Board of Trustees will take such actions with respect to the Fund’s continued operations as it deems to be in the best interests of the Fund, based on market conditions at such time, the extent of Common Shareholder participation in the Eligible Tender Offer and all other factors deemed relevant by the Board of Trustees in consultation with Nuveen Fund Advisors, taking into account that Nuveen Fund Advisors may have a potential conflict of interest in seeking to convert the Fund to a fund with a continued existence without limitation of time.

If the number of properly tendered Common Shares would result in the Fund’s net assets falling below the Termination Threshold if the Eligible Tender Offer were consummated, continuation of the Fund will not be deemed viable and the Eligible Tender Offer will be terminated with no Common Shares being repurchased. Instead, the Fund will begin (or continue) liquidating its investment portfolio and proceed to terminate on the Termination Date, upon which all Common Shareholders (whether they intended to participate in the Eligible Tender Offer or not) will receive liquidation proceeds equal to their pro rata share of the net distributable assets of the Fund.

Any Eligible Tender Offer would be made, and Common Shareholders would be notified thereof, in accordance with the Declaration of Trust, the 1940 Act, the 1934 Act and the applicable tender offer rules thereunder (including Rule 13e-4 and Regulation 14E under the 1934 Act).

Termination, Liquidation. Unless the Fund’s existence is continued without limitation of time, as described under “—Eligible Tender Offer” above, no later than the Termination Date, the Fund will cease investment operations, retire or redeem its leverage facilities, liquidate its investment portfolio (to the extent possible) and, on or after the Termination Date, the Fund will distribute all of its liquidated net assets to Common Shareholders of record in one or more distributions. In determining whether to extend the Fund’s term to an Extended Termination Date, the Board of Trustees may consider a number of factors, including, without limitation, whether the Fund would be unable to sell its assets at favorable prices in a time frame consistent with the Termination Date due to lack of market liquidity or other adverse market conditions, or whether market conditions are such that it is reasonable to believe that, with an extension, the Fund’s remaining assets would appreciate and generate income in an amount that, in the aggregate, is meaningful relative to the cost and expense of continuing the Fund’s operations.

Nuveen Fund Advisors and Nuveen Asset Management will seek to manage the Fund’s investment portfolio consistent with the Fund’s obligation to cease operations on the Termination Date. To that end, Nuveen Fund Advisors and Nuveen Asset Management intend to seek municipal securities that they reasonably expect can be sold or otherwise exited at favorable prices on or before the Termination Date. However, there is no assurance that a market or other exit strategy will be available for the Fund’s less liquid investments. As the Termination Date approaches, Nuveen Fund Advisors and Nuveen Asset Management expect to seek to liquidate the Fund’s less liquid investments. As a result, based on prevailing market conditions, available investment opportunities and other factors, the Fund may invest the proceeds from the sale of such investments in money market mutual funds, cash, cash equivalents, securities issued or guaranteed by the U.S. government or its instrumentalities or agencies, high quality short-term money market instruments, short-term debt securities, certificates of deposit, bankers’ acceptances and other bank obligations, commercial paper or other liquid debt securities. As a result, as the Termination Date approaches, the Fund’s monthly cash distributions may decline, and there can be no assurance that the Fund will achieve its investment objective or that its investment strategies will be successful.

Depending on a variety of factors, including the performance of the Fund’s investment portfolio over the period of its operations, the amount distributed to Common Shareholders in connection with its termination or paid to participating Common Shareholders upon completion of an Eligible Tender Offer may be less, and potentially significantly less, than such Common Shareholders’ original investment. The Fund’s final distribution to Common Shareholders on the Termination Date and the amount paid to participating Common Shareholders upon completion of an Eligible Tender Offer will be based upon the Fund’s NAV at such time, and initial investors and any investors that purchase Common Shares after the completion of this offering may receive less, and potentially significantly less, than their original investment.

Because the Fund’s assets will be liquidated in connection with its termination or to pay for Common Shares tendered in an Eligible Tender Offer, the Fund may be required to sell portfolio securities when it otherwise would not, including at times when market conditions are not favorable, which may cause the Fund to lose money. The Fund will make a distribution on the Termination Date of all cash raised from the liquidation of its assets prior to that time. However, given the nature of certain of the Fund’s investments, the Fund may be unable to liquidate certain of its investments until the Termination Date. In this case, the Fund may make one or more additional distributions after the Termination Date of any cash received from the ultimate liquidation of those investments. This would delay distribution payments, perhaps for an extended period of time, and there can be no assurance that the total value of the cash distribution made on the Termination Date and such subsequent distributions, if any, will equal the Fund’s NAV on the Termination Date, depending on the ultimate results of such post-Termination Date asset liquidations. If, as a result of lack of market liquidity or other adverse market conditions, the Board of Trustees determines it is in the best interests of the Fund, the Fund may transfer any portfolio investments that remain unsold on the Termination Date to a liquidating trust and distribute interests in such liquidating trust to Common Shareholders as part of the Fund’s final distribution. Interests in the liquidating trust are expected to be nontransferable, except by operation of law. The liquidating trust will seek to liquidate such remaining investments for the benefit of the Common Shareholders as soon as practicable following the Termination Date. However, there can be no assurance as to the timing of or the value obtained from such liquidation. See “Risks—Fund Level and Other Risks—Limited Term and Tender Offer Risks.” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds.”

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USE OF LEVERAGE

The Fund uses leverage to pursue its investment objectives. The Fund may source leverage through the issuance of “senior securities” as defined under the 1940 Act, which include (1) borrowings, including loans from financial institutions; (2) the issuance of debt securities; and (3) the issuance of Preferred Shares. Additionally, the Fund may use certain derivatives and other financing instruments that have the economic effect of leverage by creating additional investment exposures, such as investments in inverse floating rate securities and reverse repurchase agreements. The amount and sources of leverage will vary depending on market conditions. There is no assurance that the Fund will continue to use leverage. The Fund’s use of leverage may not work as planned or achieve its goals. See “The Fund’s Investments—Portfolio Composition—Municipal Securities—Inverse Floating Rate Securities” and “Investment Restrictions” in the SAI. For a discussion of risks, see “Portfolio Level Risks—Inverse Floating Rate Securities Risk” and “Fund Level and Other Risks—Reverse Repurchase Agreement Risk,” as each such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds.”

Currently, the Fund employs leverage through its outstanding MFP Shares, which have seniority over the Common Shares. The Fund currently also invests in residual interest certificates of tender option bond trusts, also called inverse floating rate securities, that have the economic effect of leverage because the Fund’s investment exposure to the underlying bonds held by the trust have been effectively financed by the trust’s issuance of floating rate certificates.

The Fund, along with certain funds managed by the Nuveen Fund Advisors or by an affiliate of the Nuveen Fund Advisors (“Participating Funds”), have established a 364-day, $2.7 billion standby credit facility (the “Facility”) with a group of lenders, under which the Participating Funds may borrow for temporary purposes (other than on-going leveraging for investment purposes). Each Participating Fund is allocated a designated proportion of the facility's capacity (and its associated costs, as described below) based upon a multi-factor assessment of the likelihood and frequency of its need to draw on the facility, the size of the Fund and its anticipated draws, and the potential importance of such draws to the operations and well-being of the Fund, relative to those of the other Funds. A Fund may effect draws on the Facility in excess of its designated capacity if and to the extent that other Participating Funds have undrawn capacity. The Facility expires in June 2026, unless extended or renewed.

While not currently employed by the Fund as a form of leverage, reverse repurchase agreements involve the sale of securities held by the Fund with an agreement to repurchase the securities at an agreed-upon price, date and interest payment. Selling a portfolio security and agreeing to buy it back under a reverse repurchase agreement is economically equivalent to borrowing.

The Fund may use derivatives, such as interest rate swaps with varying terms, in order to hedge duration risk or manage the interest rate expense associated with all or a portion of its leverage. Interest rate swaps are bi-lateral agreements whereby parties agree to exchange future payments, typically based upon the differential of a fixed rate and a variable rate, on a specified notional amount. Interest rate swaps can enable the Fund to effectively convert its variable leverage expense to fixed, or vice versa. For example, if the Fund issues leverage having a short-term floating rate of interest, the Fund could use interest rate swaps to hedge against a rise in the short-term benchmark interest rates associated with its outstanding leverage. In doing so, the Fund would seek to achieve lower leverage costs, and thereby enhance Common Share distributions, over an extended period, which would be the result if short-term market interest rates on average exceed the fixed interest rate over the term of the swap. To the extent the fixed swap rate is greater than short-term market interest rates on average over the period, overall costs associated with leverage will be greater (and thereby reduce distributions to Common Shareholders) than if the Fund had not entered into the interest rate swap(s).

In pursuit of its investment objectives, the Fund may reduce or increase the amount and type of leverage based upon changes in market conditions and composition of the Fund’s holdings. The Fund’s leverage ratio will vary from time to time based upon such changes in the amount of leverage used and variations in the value of the Fund’s holdings. So long as the net income received from the Fund’s investments purchased with leverage proceeds exceeds the then current expense of any leverage, the investment of the proceeds of leverage will generate more net income than if the Fund had not leveraged itself. Under these circumstances, the excess net income will be available to pay higher distributions to Common Shareholders. However, if the net income received from the Fund’s portfolio investments purchased with the proceeds of leverage is less than the current expense of any leverage, the Fund may be required to utilize other Fund assets to make interest or dividend payments on its leveraging instruments which may result in a decline in Common Share NAV and reduced net investment income available for distribution to Common Shareholders.

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The Fund pays a management fee to Nuveen Fund Advisors (which in turn pays a portion of such fee to Nuveen Asset Management) based on a percentage of Managed Assets. Managed Assets include the proceeds realized and managed from the Fund’s use of most types of leverage (excluding the leverage exposure attributable to the use of futures, swaps and similar derivatives). Because Managed Assets include the Fund’s net assets as well as assets that are attributable to the Fund’s investment of the proceeds of its leverage, it is anticipated that the Fund’s Managed Assets will be greater than its net assets. Nuveen Fund Advisors and Nuveen Asset Management are responsible for using leverage to pursue the Fund’s investment objectives. Nuveen Fund Advisors and Nuveen Asset Management will base their decision regarding whether and how much leverage to use for the Fund, and the terms of that leverage, on their assessment of whether such use of leverage is in the best interests of the Fund. However, a decision to employ or increase leverage will have the effect, all other things being equal, of increasing Managed Assets, and in turn Nuveen Fund Advisors’ and Nuveen Asset Management’s management fees. Thus, Nuveen Fund Advisors and Nuveen Asset Management have a conflict of interest in determining whether to use or increase leverage, including the use of the Facility. Nuveen Fund Advisors and Nuveen Asset Management will seek to manage that conflict by using leverage only when they determine that it would be in the best interests of the Fund and its Common Shareholders, and by periodically reviewing with the Board of Trustees the Fund’s performance, the Fund’s degree of overall use of leverage and the impact of the use of leverage on that performance.

The 1940 Act generally defines a “senior security” as any bond, debenture, note, or similar obligation or instrument constituting a security and evidencing indebtedness, and any stock of a class having priority over any other class as to distribution of assets or payment of dividends; however, the term does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension, or renewal thereof, made for temporary purposes and in an amount not exceeding five percent of the value of the Fund’s total assets. A loan shall be presumed to be for temporary purposes if it is repaid within 60 days and is not extended or renewed. Accordingly, “senior securities” include (i) the issuance of Preferred Shares; (ii) certain borrowings (including certain loans from financial institutions); and (iii) the issuance of debt securities.

Under the 1940 Act, the Fund is not permitted to issue “senior securities” that are Preferred Shares if, immediately after the issuance of Preferred Shares, the asset coverage ratio with respect to such Preferred Shares would be less than 200%. With respect to any such Preferred Shares, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities, bears to the aggregate amount of senior securities representing indebtedness of the Fund plus the aggregate liquidation preference of such Preferred Shares.

Under the 1940 Act, the Fund is not permitted to issue “senior securities representing indebtedness” if, immediately after the issuance of such senior securities representing indebtedness, the asset coverage ratio with respect to such senior securities would be less than 300%. “Senior securities representing indebtedness” include certain borrowings (including certain loans from financial institutions) and debt securities. “Senior securities representing indebtedness” may also include other investments or transactions in accordance with the 1940 Act, such as reverse repurchase agreements or similar financing transactions depending upon their treatment under Rule 18f-4 of the 1940 Act. In accordance with Rule 18f-4 under the 1940 Act, when the Fund engages in reverse repurchase agreements or similar financing transactions, such as transactions in inverse floating rate securities, the Fund may either (i) maintain asset coverage in accordance with Section 18 of the 1940 Act with respect to such transactions and any other senior securities, including Preferred Shares and borrowings, or (ii) treat such transactions as “derivatives transactions” and comply with Rule 18f-4 with respect to such transactions. With respect to any such senior securities representing debt, asset coverage means the ratio which the value of the total assets of the Fund, less all liabilities and indebtedness not represented by senior securities (as defined in the 1940 Act), bears to the aggregate amount of such borrowing represented by senior securities issued by the Fund.

If the Fund issues senior securities and the asset coverage with respect to such senior securities declines below the required ratios discussed above (as a result of market fluctuations or otherwise), the Fund may sell portfolio securities when it may be disadvantageous to do so.

Certain types of leverage used by the Fund may result in the Fund being subject to certain covenants, asset coverage or other portfolio composition limits by its lenders, debt or preferred securities purchasers, rating agencies that may rate the debt or preferred securities, or reverse repurchase counterparties. Such limitations may be more stringent than those imposed by the 1940 Act and may impact whether the Fund is able to maintain its desired amount of leverage. At this time Nuveen Fund Advisors does not believe that any such potential investment limitations will impede it from managing the Fund’s portfolio in accordance with its investment objective and policies.

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So long as any Preferred Shares are outstanding, the Fund will not be permitted to declare a dividend or distribution to Common Shareholders (other than a dividend in Common Shares of the Fund) or purchase outstanding Common Shares unless all accumulated dividends on Preferred Shares have been paid and unless the asset coverage, as defined in the 1940 Act, with respect to its Preferred Shares at the time of the declaration of such dividend or distribution or at the time of such purchase would be at least 200% after giving effect to the dividend or distribution or purchase price.

Utilization of leverage is a speculative investment technique and involves certain risks to the Common Shareholders, including increased variability of the Fund’s net income, distributions and NAV in relation to market changes. See “Leverage Risk,” as such risk is contained in the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds—Fund Level and Other Risks.”

Effects of Leverage

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Effects of Leverage,” as such may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the effects of leverage.

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RISK FACTORS

Risk is inherent in all investing. Investing in any investment company security involves risk, including the risk that you may receive little or no return on your investment or even that you may lose part or all of your investment. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Current Investment Objectives, Investment Policies and Principal Risks of the Funds—Principal Risks of the Funds,” as such principal risks may be supplemented from time to time, which is incorporated by reference herein, for a discussion of the principal risks you should consider before making an investment in the Fund. Any additional risks applicable to a particular offering of Securities will be set forth in the related prospectus supplement.

MANAGEMENT OF THE FUND

Trustees and Officers

The Board of Trustees is responsible for the management of the Fund, including supervision of the duties performed by Nuveen Fund Advisors and Nuveen Asset Management. The names and business addresses of the trustees and officers of the Fund and their principal occupations and other affiliations during the past five years are set forth under “Management of the Fund” in the SAI.

Investment Adviser, Sub-Adviser and Portfolio Managers

Investment Adviser. Nuveen Fund Advisors, LLC, the Fund’s investment adviser, is responsible for overseeing the Fund’s overall investment strategy and implementation. Nuveen Fund Advisors offers advisory and investment management services to a broad range of investment company clients. Nuveen Fund Advisors has overall responsibility for management of the Fund, oversees the management of the Fund’s portfolio, manages the Fund’s business affairs and provides certain clerical, bookkeeping and other administrative services. Nuveen Fund Advisors is located at 333 West Wacker Drive, Chicago, Illinois 60606. Nuveen Fund Advisors is an indirect subsidiary of Nuveen, the investment management arm of TIAA. TIAA is a life insurance company founded in 1918 by the Carnegie Foundation for the Advancement of Teaching and is the companion organization of College Retirement Equities Fund. As of December 31, 2025, Nuveen managed approximately $1.4 trillion in assets, of which approximately $157.4 billion was managed by Nuveen Fund Advisors.

Sub-Adviser. Nuveen Asset Management, LLC, located at 333 West Wacker Drive, Chicago, Illinois 60606, serves as the Fund’s sub-adviser pursuant to a sub-advisory agreement between Nuveen Fund Advisors and Nuveen Asset Management (the “Sub-Advisory Agreement”). Nuveen Asset Management, a registered investment adviser, is a wholly owned subsidiary of Nuveen Fund Advisors. Nuveen Asset Management oversees day-to-day investment operations of the Fund. Pursuant to the Sub-Advisory Agreement, Nuveen Asset Management is compensated for the services it provides to the Fund with a portion of the management fee Nuveen Fund Advisors receives from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

Portfolio Managers. Nuveen Asset Management is responsible for the execution of specific investment strategies and day-to-day investment operations of the Fund. Nuveen Asset Management manages the Nuveen funds using a team of analysts and portfolio managers that focuses on a specific group of funds. The day-to-day operation of the Fund and the execution of its specific investment strategies is the primary responsibility of Daniel J. Close, Stephen J. Candido, and Steven M. Hlavin, the designated portfolio managers of the Fund. Messrs. Close and Candido have served as portfolio managers of the Fund since April 2023 and Mr. Hlavin has served as a portfolio manager of the Fund since September 2019.

Daniel J. Close, CFA, Managing Director at Nuveen Asset Management, leads the municipal fixed income strategic direction and investment perspectives for Nuveen. He serves as lead portfolio manager for high yield municipal strategies, along with tax-exempt and taxable municipal strategies that include customized institutional portfolios, open-end funds and closed-end funds. Prior to his current role, in 2010, he helped establish and expand the platform as Head of Taxable Municipals, and he has deep experience serving clients worldwide. He helps set the direction for custom fixed income solutions and asset allocation across multi-sector portfolios. As a leading expert on taxable municipals, he serves as a trusted voice on the complexities of the taxable municipal market. After joining Nuveen in 2000, he was a municipal fixed income research analyst covering the corporate-backed, energy, transportation and utility sectors. He began working in the investment industry in 1998 as an analyst at Banc of America Securities. He received his BS in Business from Miami University and his MBA from Northwestern University’s J. L. Kellogg School of Management. Mr. Close has earned the Chartered Financial Analyst designation and is a member of the CFA Institute and the CFA Society of Chicago.

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He joined Nuveen Investments in 2000 as a member of Nuveen’s product management and development team. He then served as a research analyst for Nuveen’s municipal investing team, covering corporate-backed, energy, transportation and utility credits. He received his BS in Business from Miami University and his MBA from Northwestern University’s Kellogg School of Management. Mr. Close has earned the Chartered Financial Analyst designation.

Stephen J. Candido, CFA, Managing Director at Nuveen Asset Management, is a portfolio manager for high yield municipal strategies at Nuveen, managing highyield funds and institutional accounts. He also has responsibility for tax-exempt open-end funds and closed-end funds that allocate to both investment grade and highyield municipals. Stephen started working in the investment industry in 1996 when he joined Nuveen in the unit trust division. Prior to his current role, he was a vicepresident and senior research analyst specializing in high yield sectors including land secured credits, project finance and housing. Stephen was also an assistant vicepresident for Nuveen’s global structured products team beginning in 2005. He also served as the manager of the fixed income unit trust product management and pricinggroup starting in 2001 and prior to that held positions as an equity research analyst and fixed income pricing analyst. Stephen graduated with a B.S. in Finance fromMiami University and an M.B.A. in Finance from the University of Illinois at Chicago. He holds the Chartered Financial Analyst designation and is a member of the CFAInstitute and the CFA Society of Chicago.

Steven M. Hlavin, Managing Director and Portfolio Manager at Nuveen Asset Management. He began his career in the financial services industry when he joined Nuveen Asset Management in 2003 as a senior analyst. From 2008 until he was named a portfolio manager of certain municipal bond funds in 2010, he was an assistant portfolio manager responsible for Nuveen Asset Management’ tender option bond program.

Additional information about the Portfolio Managers’ compensation, other accounts managed by the Portfolio Managers and the Portfolio Managers’ ownership of securities in the Fund is provided in the SAI. The SAI is available free of charge by calling (800) 257-8787 or by visiting the Fund’s website at www.nuveen.com. The information contained in, or that can be accessed through, the Fund’s website is not part of this Prospectus or the SAI, except to the extent specifically incorporated by reference herein or in the SAI.

Investment Management and Sub-Advisory Agreements

Investment Management Agreement. Pursuant to an investment management agreement between Nuveen Fund Advisors and the Fund (the “Investment Management Agreement”), the Fund has agreed to pay an annual management fee for the services and facilities provided by Nuveen Fund Advisors, payable on a monthly basis, based on the sum of a fund-level fee and a complex-level fee, as described below.

Fund-Level Fee. The annual fund-level fee for the Fund, payable monthly, is calculated according to the following schedule:

Average Daily Managed Assets*	Fund-Level Fee Rate
For the first $125 million	0.7500%
For the next $125 million	0.7375%
For the next $250 million	0.7250%
For the next $500 million	0.7125%
For the next $1 billion	0.7000%
For the next $3 billion	0.6750%
For managed assets over $5 billion	0.6625%

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Complex-Level Fee. The overall complex-level fee, payable monthly, begins at a maximum rate of 0.1600% of the Fund’s average daily managed assets, with breakpoints for eligible complex-level assets above $124.3 billion. Therefore, the maximum management fee rate for the Fund is the Fund-level fee plus 0.1600%. The current overall complex-level fee schedule is as follows:

Complex-Level Asset Breakpoint Level*	Complex-Level Fee
For the first $124.3 billion	0.1600%
For the next $75.7 billion	0.1350%
For the next $200 billion	0.1325%
For eligible assets over $400 billion	0.1300%

* See “Investment Adviser, Sub-Adviser and Portfolio Managers” in the SAI for more detailed information about the complex-level fee and eligible complex-level assets.

As of December 31, 2025, the complex-level fee rate for the Fund was 0.1560%.

In addition to the fee of Nuveen Fund Advisors, the Fund pays all other costs and expenses of its operations, including compensation of its trustees (other than those affiliated with Nuveen Fund Advisors and Nuveen Asset Management), custodian, transfer agency and dividend disbursing expenses, legal fees, expenses of independent auditors, expenses of repurchasing shares, expenses associated with any borrowings, expenses of issuing any Preferred Shares, expenses of preparing, printing and distributing shareholder reports, notices, proxy statements and reports to governmental agencies, and taxes, if any. All fees and expenses are accrued daily and deducted before payment of dividends to investors.

A discussion regarding the basis for the Board of Trustees’ most recent approval of the Investment Management Agreement for the Fund may be found in the Fund’s semi-annual report to shareholders dated April 30, 2025.

Sub-Advisory Agreement. Pursuant to the Sub-Advisory Agreement, Nuveen Asset Management receives from Nuveen Fund Advisors a management fee equal to 52.6316% of Nuveen Fund Advisors’ net management fee from the Fund. Nuveen Fund Advisors and Nuveen Asset Management retain the right to reallocate investment advisory responsibilities and fees between themselves in the future.

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A discussion regarding the basis for the Board of Trustees' most recent approval of the Sub-Advisory Agreement may be found in the Fund’s semi-annual report to shareholders dated April 30, 2025.

Control Persons and Principal Holders of Common Shares

As of February 9, 2026, no shareholders owned of record, or were known by the Fund to own of record or beneficially, five percent or more of any class of shares of the Fund.

NET ASSET VALUE

The Fund’s NAV per Common Share is determined as of the close of trading (normally 4:00 p.m. Eastern time) on each day the NYSE is open for business. NAV is calculated by taking the market value of the Fund’s total assets, less all liabilities, and dividing by the total number of Common Shares outstanding. The result, rounded to the nearest cent, is the NAV per share.

The Fund utilizes independent pricing services approved by its valuation designee to value portfolio instruments at their market value. Independent pricing services typically value non-equity portfolio instruments utilizing a range of market-based inputs and assumptions, including market quotations obtained from broker-dealers making markets in such instruments, cash flows and transactions for comparable instruments. In valuing municipal securities, the pricing services may also consider, among other factors, the yields or prices of municipal securities of comparable quality, type of issue, coupon, maturity and rating and the obligor’s credit characteristics considered relevant by the pricing service or Nuveen Fund Advisors. In pricing certain securities, particularly less liquid and lower quality securities, the pricing services may consider information about a security, its issuer or market activity provided by Nuveen Fund Advisors or Nuveen Asset Management.

If a price cannot be obtained from a pricing service or other pre-approved source, or if the Fund’s valuation designee deems such price to be unreliable, or if a significant event occurs after the close of the local market but prior to the time at which the Fund’s NAV is calculated, a portfolio instrument will be valued at its fair value as determined in good faith by the Fund’s valuation designee. The Fund’s valuation designee may determine that a price is unreliable in various circumstances. For example, a price may be deemed unreliable if it has not changed for an identified period of time, or has changed from the previous day’s price by more than a threshold amount, and recent transactions and/or broker dealer price quotations differ materially from the price in question.

The Board of Trustees has designated Nuveen Fund Advisors as the Fund’s valuation designee pursuant to Rule 2a-5 under the 1940 Act and delegated to Nuveen Fund Advisors the day-to-day responsibility of making fair value determinations. All fair value determinations made by Nuveen Fund Advisors are subject to review by the Board of Trustees. As a general principle, the fair value of a portfolio instrument is the amount that an owner might reasonably expect to receive upon the instrument’s current sale. A range of factors and analysis may be considered when determining fair value, including relevant market data, interest rates, credit considerations and/or issuer specific news. However, fair valuation involves subjective judgments, and it is possible that the fair value determined for a portfolio instrument may be materially different from the value that could be realized upon the sale of that instrument.

DISTRIBUTIONS

The Fund pays regular monthly cash distributions to Common Shareholders (stated in terms of a fixed cents per Common Share dividend distribution rate which may be set from time to time). The Fund intends to distribute all or substantially all of its net investment income each year through its regular monthly distributions and to distribute realized capital gains at least annually. In addition, in any monthly period, to maintain its declared per common share distribution amount, the Fund may distribute more or less than its net investment income during the period. In the event the Fund distributes more than its net investment income during any yearly period, such distributions may also include realized gains and/or a return of capital.

To the extent that a distribution includes a return of capital the NAV per share may erode. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”

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If the Fund’s distribution includes anything other than net investment income, the Fund will provide a notice to Common Shareholders of its best estimate of the distribution sources at the time of the distribution. These estimates may not match the final tax characterization (for the full year’s distributions) contained in the Common Shareholders’ 1099-DIV forms after the end of the year.

While the Fund intends to distribute all realized capital gains at least annually, the Fund may elect to retain all or a portion of any net capital gain (which is the excess of net long-term capital gain over net short-term capital loss) otherwise allocable to Common Shareholders and pay U.S. federal income tax on the retained gain. As provided under U.S. federal income tax law, Common Shareholders of record as of the end of the Fund’s taxable year will include their share of the retained net capital gain in their income for the year as a long-term capital gain (regardless of their holding period in the common shares), and will be entitled to an income tax credit or refund for the federal income tax deemed paid on their behalf by the Fund. If the Fund’s total distributions during a given year is an amount that exceeds the Fund’s current and accumulated earnings and profits, the excess would be treated by Common Shareholders as return of capital for federal income tax purposes to the extent of the Common Shareholder’s basis in their shares and thereafter as capital gain.

Distributions will be reinvested in additional shares under the Fund’s Dividend Reinvestment Plan unless a shareholder elects to receive cash. The Fund reserves the right to change its distribution policy and the basis for establishing the rate of its monthly distributions at any time and may do so without prior notice to Common Shareholders.

So long as any Preferred Shares are outstanding, the Fund will be limited in certain instances in declaring a dividend to Common Shareholders. See “Leverage,” “Description of Shares—Common Shares” and “—Preferred Shares” for more information.

DIVIDEND REINVESTMENT PLAN

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Shareholder Update—Dividend Reinvestment Plan,” which is incorporated by reference herein, for a discussion of the Fund’s dividend reinvestment plan.

PLAN OF DISTRIBUTION

The Fund may offer and sell Securities from time to time on an immediate, continuous or delayed basis, in one or more offerings under this Prospectus and a related prospectus supplement, on terms to be determined at the time of the offering. The Fund may offer and sell such Securities directly to one or more purchasers, to or through underwriters, through dealers or agents that the Fund designates from time to time, or through a combination of these methods. Sales of Securities may be made in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended (the “1933 Act”), including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

The prospectus supplement relating to any offering of Securities will describe the terms of such offering, including, as applicable:

•	the names of any agents, underwriters or dealers;

•	any sales loads, underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions, fees or concessions allowed or reallowed or paid to dealers or agents;

•	the public offering or purchase price of the offered Securities, the estimated net proceeds the Fund will receive from the sale and the use of proceeds; and

•	any securities exchange on which the offered Securities may be listed.

The prospectus supplement relating to any Rights offering will set forth the number of Common Shares issuable upon the exercise of each Right (or number of Rights) and the other terms of such Rights offering.

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Direct Sales

The Fund may offer and sell Securities directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the 1933 Act for any resales of Securities. In this case, no underwriters or agents would be involved. The Fund may use electronic media, including the Internet, to sell offered Securities directly. The Fund will describe the terms of any of those sales in a prospectus supplement.

By Agents

The Fund may offer and sell Securities through an agent or agents designated by the Fund from time to time. An agent may sell Securities it has purchased from the Fund as principal to other dealers for resale to investors and other purchasers, and may reallow all or any portion of the discount received in connection with the purchase from the Fund to the dealers. After the initial offering of Securities, the offering price (in the case of Securities to be resold at a fixed offering price), the concession and the discount may be changed.

By Underwriters

If any underwriters are involved in the offer and sale of Securities, such Securities will be acquired by the underwriters and may be resold by them, either at a fixed public offering price established at the time of offering or from time to time in one or more negotiated transactions or otherwise, at prices related to prevailing market prices determined at the time of sale. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all Securities described in the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters may be changed from time to time.

In connection with an offering of Common Shares, if a prospectus supplement so indicates, the Fund may grant the underwriters an option to purchase additional Common Shares at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the prospectus supplement, to cover any overallotments.

By Dealers

The Fund may offer and sell Securities from time to time through one or more dealers who would purchase the securities as principal. The dealers then may resell the offered Securities to the public at fixed or varying prices to be determined by those dealers at the time of resale. The Fund will set forth the names of the dealers and the terms of the transaction in the prospectus supplement.

General

Any underwriters, dealer or agent participating in an offering of Securities may be deemed to be an “underwriter,” as that term is defined in the 1933 Act, of Securities so offered and sold, and any discounts and commission received by them, and any profit realized by them on resale of the offered Securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the 1933 Act.

Underwriters, dealers and agents may be entitled, under agreements entered into with the Fund, to indemnification by the Fund against some liabilities, including liabilities under the 1933 Act.

The Fund may offer to sell Securities either at a fixed price or at prices that may vary, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

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To facilitate an offering of Common Shares in an underwritten transaction and in accordance with industry practice, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Common Shares or any other Security. Those transactions may include overallotment, entering stabilizing bids, effecting syndicate covering transactions, and reclaiming selling concessions allowed to an underwriter or a dealer.

•	An overallotment in connection with an offering creates a short position in the Common Shares for the underwriter’s own account.

•	An underwriter may place a stabilizing bid to purchase the Common Shares for the purpose of pegging, fixing, or maintaining the price of the Common Shares.

•	Underwriters may engage in syndicate covering transactions to cover overallotments or to stabilize the price of the Common Shares by bidding for, and purchasing, the Common Shares or any other Securities in the open market in order to reduce a short position created in connection with the offering.

•	The managing underwriter may impose a penalty bid on a syndicate member to reclaim a selling concession in connection with an offering when the Common Shares originally sold by the syndicate member are purchased in syndicate covering transactions or otherwise.

Any of these activities may stabilize or maintain the market price of the Securities above independent market levels. Underwriters are not required to engage in these activities and may end any of these activities at any time.

In connection with any Rights offering, the Fund may also enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase Common Shares remaining unsubscribed for after the Rights offering.

Unless otherwise indicated in the prospectus supplement, each series of offered Preferred Shares will be a new issue of securities for which there currently is no market. Any underwriters to whom Preferred Shares are sold for public offering and sale may make a market in such Preferred Shares as permitted by applicable laws and regulations, but such underwriters will not be obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Shares.

Underwriters, agents and dealers may engage in transactions with or perform services, including various investment banking and other services, for the Fund and/or any of the Fund’s affiliates in the ordinary course of business.

The maximum amount of compensation to be received by any Financial Industry Regulatory Authority (“FINRA”) member or independent broker-dealer will not exceed the applicable FINRA limit for the sale of any securities being offered pursuant to Rule 415 under the Securities Act. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting or structuring fees or similar arrangements.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as a broker or dealer and receive fees in connection with the execution of the Fund’s portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of Securities for sale to their online brokerage account holders. Such allocations of Securities for Internet distributions will be made on the same basis as other allocations. In addition, Securities may be sold by the underwriters to securities dealers who resell Securities to online brokerage account holders.

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DESCRIPTION OF SHARES

Common Shares

The Declaration of Trust authorizes the issuance of an unlimited number of Common Shares. The Common Shares have a par value of $0.01 per share and, subject to the rights of holders of Preferred Shares, have equal rights to the payment of dividends and the distribution of assets upon liquidation. The Common Shares when issued, are fully paid and, subject to matters discussed in “Certain Provisions in the Declaration of Trust and By-Laws,” non-assessable, and have no preemptive or conversion rights, except as the Trustees may authorize from time to time, or rights to cumulative voting. A copy of the Declaration of Trust is filed with the SEC as an exhibit to the Fund’s registration statement of which this Prospectus is a part.

Each whole Common Share has one vote with respect to matters submitted for a vote by the Fund’s Common Shareholders and on which the shareholder is entitled to vote, and each fractional share shall be entitled to a proportional fractional vote consistent with the requirements of the 1940 Act and the rules promulgated thereunder, and will vote together as a single class. Whenever the Fund incurs borrowings and/or Preferred Shares are outstanding, Common Shareholders will not be entitled to receive any cash distributions from the Fund unless all interest on such borrowings has been paid and all accumulated dividends on Preferred Shares have been paid, and asset coverage (as defined in the 1940 Act) with respect to any borrowings would be at least 300% after giving effect to the distributions and asset coverage (as defined in the 1940 Act) with respect to Preferred Shares would be at least 200% after giving effect to the distributions. See “—Preferred Shares” below.

The Common Shares are listed on the NYSE and trade under the ticker symbol “NMCO.” The Fund intends to hold annual meetings of shareholders so long as the Common Shares are listed on a national securities exchange and such meetings are required as a condition to such listing. The Fund does not issue share certificates.

Unlike open-end funds, closed-end funds like the Fund do not provide daily redemptions. Rather, if a shareholder determines to buy additional Common Shares or sell shares already held, the shareholder may conveniently do so by trading on the exchange through a broker or otherwise. Common shares of closed-end investment companies may frequently trade on an exchange at prices lower than NAV. Common shares of closed-end investment companies like the Fund have during some periods traded at prices higher than NAV and have during other periods traded at prices lower than NAV.

Because the market value of the Common Shares may be influenced by such factors as distribution levels (which are in turn affected by expenses), call protection, dividend stability, portfolio credit quality, NAV, relative demand for and supply of such shares in the market, general market and economic conditions, and other factors beyond the control of the Fund, the Fund cannot assure you that Common Shares will trade at a price equal to or higher than NAV in the future. The Common Shares are designed primarily for long-term investors, and investors in the Common Shares should not view the Fund as a vehicle for trading purposes. See “Repurchase of Fund Shares; Conversion to Open-End Fund.”

Preferred Shares

As of March 3, 2026, there were 1,000 Series A MFP Shares, 2,050 Series B MFP Shares and 990 Series C MFP Shares outstanding (together, the “MFP Shares”). The MFP Shares have various rights that were approved by the Board of Trustees without the approval of Common Shareholders, which are specified in each applicable statement establishing and fixing the rights and preferences with respect to the MFP Shares (each a “Statement” and together the “Statements”). The discussion below generally describes the rights of the holders of Preferred Shares, including rights generally applicable to the holders of the Fund’s outstanding MFP Shares, although the terms of any Preferred Shares that may be issued by the Fund may be the same as, or different from, the terms described below, subject to the applicable Statement, applicable law and the Declaration of Trust.

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Under the 1940 Act, the Fund is not permitted to issue “senior securities” that are Preferred Shares if, immediately after the issuance of Preferred Shares, the asset coverage ratio would be less than 200%. See “Use of Leverage.” Additionally, the Fund will generally not be permitted to purchase any of its Common Shares or declare dividends (except a dividend payable in Common Shares) or other distributions on its Common Shares unless, at the time of such purchase or declaration, the asset coverage ratio with respect to such Preferred Shares, after taking into account such purchase or distribution, is at least 200%. Preferred Shares issued by the Fund have priority over the Common Shares.

For so long as any Preferred Shares are outstanding, the Fund will not: (1) declare or pay any dividend or other distribution (other than a dividend or distribution paid in Common Shares) in respect of the Common Shares, (2) call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares, or (3) pay any proceeds of the liquidation of the Fund in respect of the Common Shares, unless, in each case, (A) immediately thereafter, the Fund shall be in compliance with the 200% asset coverage limitations set forth under the 1940 Act after deducting the amount of such dividend or other distribution or redemption or purchase price or liquidation proceeds and (B) all cumulative dividends and other distributions of shares of all series of Preferred Shares of the Fund due on or prior to the date of the applicable dividend, distribution, redemption, purchase or acquisition shall have been declared and paid.

Dividends and Distributions and Priority of Payment

The Fund’s Preferred Shares rank equally with each other and have priority over the Common Shares as to the payment of dividends and other distributions. The holders of Preferred Shares of each series are entitled to receive, when, as and if declared by the Board, out of funds legally available therefor in accordance with the Declaration of Trust and applicable law, cumulative cash dividends at the dividend rate for the Preferred Shares of such series payable on the dividend payment dates with respect to the Preferred Shares of such series. Holders of Preferred Shares are not entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends on the Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and no additional sum of money will be payable in respect of such arrearage. Dividends on a series of Preferred Shares may be determined at a fixed rate, by reference to an index or pursuant to a formula, established by a remarketing agent or otherwise. Dividends may be subject to a maximum rate as set forth in the applicable Statement.

Dividends for the Fund’s MFP Shares that are in the Variable Rate Mode are based upon a short-term index plus an additional fixed “spread” amount established at the time of issuance or renewal / conversion of its mode. Dividends for the Fund’s MFP Shares that are in the Variable Rate Demand Mode will be established by a remarketing agent; therefore, the market value of the MFP Shares is expected to approximate its liquidation preference. At the end of the period of the mode, the Fund will be required to either extend the term of the mode, designate an alternative mode or redeem the MFP Shares.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Fund, holders of Preferred Shares would be entitled to receive a preferential liquidating distribution (expected to equal the original purchase price per share plus accumulated and unpaid dividends thereon, whether or not earned or declared) before any distribution of assets is made to Common Shareholders. After payment of the full amount of the liquidating distribution to which they are entitled, holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Fund. A consolidation or merger of the Fund with or into another entity or a sale of all or substantially all of the assets of the Fund shall not be deemed to be a liquidation, dissolution or winding up of the Fund.

Voting Rights

In connection with any issuance of Preferred Shares, the Fund must comply with Section 18(i) of the 1940 Act, which requires, among other things, that Preferred Shares be voting shares and have equal voting rights with Common Shares. Except with respect to certain matters affecting only the holders of the Preferred Shares and except as discussed further below, holders of Preferred Shares vote together with Common Shareholders as a single class on matters submitted to Fund shareholders.

In connection with the election of the Fund’s trustees, holders of Preferred Shares, voting as a separate class, are entitled to elect two of the Fund’s trustees, and the remaining trustees are elected by Common Shareholders and holders of Preferred Shares, voting together as a single class. In addition, if at any time dividends on the Fund’s outstanding Preferred Shares are unpaid in an amount equal to two full years’ dividends thereon, the holders of all outstanding Preferred Shares, voting as a separate class, would be entitled to elect a majority of the Fund’s trustees until all dividends in arrears have been paid or declared and set apart for payment.

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The Statement with respect to each series of the Fund’s Preferred Shares sets forth certain voting and consent rights of the holders of such Shares, including with respect to certain actions that would affect the preferences, rights, or powers of such class or series or the authorization or issuance of any class or series ranking prior to the Preferred Shares. Except as may otherwise be required by law, the Fund’s Declaration of Trust requires that (1) the affirmative vote of the holders of at least two-thirds of the Fund’s Preferred Shares outstanding at the time, voting as a separate class, would be required to approve any conversion of the Fund from a closed-end to an open-end investment company and (2) the affirmative vote of the holders of at least two-thirds of the outstanding Preferred Shares, voting as a separate class, would be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares; provided however, that such separate class vote would be a majority vote if the action in question has previously been approved, adopted or authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws. The affirmative vote of the holders of a majority of the outstanding Preferred Shares, voting as a separate class, would be required to approve any action not described in the preceding sentence requiring a vote of security holders under Section 13(a) of the 1940 Act including, among other things, changes in the Fund’s investment objectives or changes in the investment restrictions described as fundamental policies under “Investment Restrictions” in the SAI. The class or series vote of holders of Preferred Shares described above would in each case be in addition to any separate vote of the requisite percentage of Common Shares and Preferred Shares necessary to authorize the action in question.

The foregoing voting provisions would not apply with respect to any Fund Preferred Shares if, at or prior to the time when a vote was required, such shares have been (1) redeemed or (2) called for redemption and sufficient funds would have been deposited in trust to effect such redemption.

Redemption, Purchase and Sale of Preferred Shares

The terms of the Preferred Shares may provide that they are redeemable by the Fund at certain times, in whole or in part, at the liquidation preference of such share plus accumulated dividends, that the Fund may tender for or purchase Preferred Shares and that the Fund may subsequently resell any shares so tendered for or purchased. Any redemption or purchase of Preferred Shares by the Fund would reduce the leverage applicable to Common Shares, while any resale of such shares by the Fund would increase such leverage.

The outstanding MFP Shares of each series have a specified term redemption date (which may be extended) and may be subject to earlier mandatory redemption by the Fund, in whole or in part, in certain circumstances, such as in the event of a failure by the Fund to comply with asset coverage and/or effective leverage ratio requirements, as applicable, and any such failure is not cured within the applicable cure period. Such Shares are also subject to optional redemption by the Fund at any time. With respect to applicable outstanding series of MFP Shares (if any) that have a liquidity provider, the Fund has an obligation to redeem, at a redemption price equal to the liquidation preference per share plus accumulated but unpaid dividends thereon (whether or not earned or declared), shares of such series purchased by the liquidity provider pursuant to its purchase obligation if the liquidity provider continues to be the beneficial owner for a period of six months and such shares cannot be successfully remarketed.

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RIGHTS OFFERINGS

The Fund may in the future, and at its discretion, choose to make offerings of Rights to its shareholders to purchase Common Shares. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with a Rights offering to shareholders, the Fund would distribute certificates or other documentation evidencing the Rights and a prospectus supplement to the Fund’s shareholders as of the record date that the Fund sets for determining the shareholders eligible to receive Rights in such Rights offering. Any such future Rights offering will be made in accordance with the 1940 Act and, to the extent such Rights are transferable, will comply with applicable interpretations of the SEC or its staff, as such interpretations may be modified in the future, which currently require that: (i) the Fund’s Board of Trustees’ make a good faith determination that such offering would result in a net benefit to existing shareholders; (ii) the offering fully protects shareholders’ preemptive rights and does not discriminate among shareholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the Rights for use by shareholders who do not exercise such Rights; and (iv) the ratio of such transferable Rights offering does not exceed one new share for each three rights held.

The applicable prospectus supplement would describe the following terms of the Rights (to the extent each is applicable) in respect of which this Prospectus is being delivered:

•	the period of time the offering would remain open;

•	the underwriter or distributor, if any, of the Rights and any associated underwriting fees or discounts applicable to purchases of the Rights;

•	the title of such Rights;

•	the exercise price for such Rights (or method of calculation thereof);

•	the number of such Rights issued in respect of each share;

•	the number of Rights required to purchase a single share

•	the extent to which such Rights are transferable and the market on which they may be traded if they are transferable;

•	if such Rights are transferable, a discussion regarding the Board of Trustees’ basis for determining that such offering would result in a net benefit to existing shareholders;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such Rights;

•	the date on which the right to exercise such Rights will commence, and the date on which such right will expire (subject to any extension);

•	the extent to which such Rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

•	termination rights the Fund may have in connection with such Rights offering; and

•	any other terms of such Rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such Rights.

A certain number of Rights would entitle the holder of the Right(s) to purchase for cash such number of shares at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the Rights offered thereby. Rights would be exercisable at any time up to the close of business on the expiration date for such Rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised Rights would become void. Upon expiration of the Rights offering and the receipt of payment and the Rights certificate or other appropriate documentation properly executed and completed and duly executed at the corporate trust office of the Rights agent, or any other office indicated in the prospectus supplement, the Common Shares purchased as a result of such exercise will be issued as soon as practicable. To the extent permissible under applicable law, the Fund may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

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CERTAIN PROVISIONS IN THE DECLARATION OF TRUST AND BY-LAWS

General. The By-laws of the Fund provide that by becoming a shareholder of the Fund, each shareholder shall be deemed to have agreed to be bound by the terms of the Declaration of Trust and By-laws. However, neither the Declaration of Trust nor the By-laws purport to require the waiver of a shareholder’s rights under the federal securities laws.

Shareholder and Trustee Liability. Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the Fund’s obligations. However, the Declaration of Trust contains an express disclaimer of shareholder liability for the Fund’s debts or obligations and requires that notice of such limited liability be given in each agreement, obligation or instrument entered into or executed by the Fund or the trustees. The Declaration of Trust further provides for indemnification out of the Fund’s assets and property for all loss and expense of any shareholder held personally liable for the Fund’s obligations. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Fund would be unable to meet its obligations. The Fund believes that the likelihood of such circumstances is remote.

The Declaration of Trust provides that the Fund’s obligations are not binding upon the Fund’s trustees individually, but only upon the Fund’s assets and property, and that the trustees shall not be liable for errors of judgment or mistakes of fact or law. Nothing in the Declaration of Trust, however, protects a trustee against any liability to which the trustee would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the trustee’s office.

The Declaration of Trust provides that the Fund will have a limited period of existence and will terminate as of the Stated Termination Date; provided that the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, extend the Fund’s term for up to two one year periods; furthermore, notwithstanding the foregoing, if the Board of Trustees determines to cause the Fund to conduct an Eligible Tender Offer, and the Eligible Tender Offer is completed, the Board of Trustees may, in its sole discretion and without any action by the shareholders of the Fund, provide that the Fund may continue without limitation of time, subject to the terms and conditions described herein. Unless the Fund’s existence is continued without limitation of time as described herein on or before the Termination Date, the Fund will cease its investment operations, retire or redeem its leverage facilities, liquidate its investment portfolio (to the extent possible) and, on or after the Termination Date, the Fund will distribute all of its liquidated net assets to Common Shareholders of record in one or more distributions.

The Declaration of Trust provides that the Fund, or any class or series thereof, may be terminated at any time by the Board of Trustees by notice to the shareholders without a vote of the shareholders of the Fund.

In accordance with the Declaration of Trust, an Eligible Tender Offer is a tender offer by the Fund that is made to all holders of the then-outstanding Common Shares (each, a “Common Shareholder”) as of a date within 6-18 months preceding the Termination Date. If an Eligible Tender Offer is consummated, the Fund will purchase all outstanding Common Shares tendered by each Common Shareholder who properly tendered their Common Shares at a purchase price equal to the NAV per share at the time of the tender offer. The Declaration of Trust provides that, if the number of properly tendered Common Shares would result in the Fund exceeding the Termination Threshold if the Eligible Tender Offer were consummated, then the Board of Trustees may determine to provide that the Fund may continue without limitation of time. The Declaration of Trust provides that if the net assets of the Fund would be less than the Termination Threshold if the Eligible Tender Offer were consummated, the tender offer will be terminated, no Common Shares will be repurchased pursuant to the Eligible Tender Offer and, instead, the Fund will terminate as of the Termination Date.

Anti-Takeover Provisions. The Declaration of Trust and By-laws include provisions that could limit the ability of other entities or persons to acquire control of the Fund or to convert the Fund to open-end status. The By-laws require the Board of Trustees be divided into three classes with staggered terms. See “Management of the Fund” in the SAI. This provision of the By-laws could delay for up to two years the replacement of a majority of the Board of Trustees. When Preferred Shares are issued, holders of Preferred Shares, voting as a separate class, are entitled to elect two of the Fund’s trustees. In addition, the Declaration of Trust requires a vote by holders of at least two-thirds of the Common Shares and, if issued, Preferred Shares, voting together as a single class, except as described below, to authorize (1) a conversion of the Fund from a closed-end to an open-end investment company, (2) a merger or consolidation of the Fund, or a series or class of the Fund, with any corporation, association, trust or other organization or a reorganization of the Fund, or a series or class of the Fund, (3) a sale, lease or transfer of all or substantially all of the Fund’s assets (other than in the regular course of the Fund’s investment activities), (4) in certain circumstances, a termination of the Fund, or a series or class of the Fund or (5) a removal of trustees by shareholders, and then only for cause, unless, with respect to (1) through (4), such transaction has already been authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws, in which case the affirmative vote of the holders of at least a majority of the Fund’s Common Shares and, if issued, Preferred Shares outstanding at the time, voting together as a single class, would be required; provided, however, that where only a particular class or series is affected (or, in the case of removing a trustee, when the trustee has been elected by only one class), only the required vote by the applicable class or series will be required. However, approval of shareholders would not be required for any transaction, whether deemed a merger, consolidation, reorganization or otherwise whereby the Fund issues shares in connection with the acquisition of assets (including those subject to liabilities) from any other investment company or similar entity. In the case of the conversion of the Fund from a closed-end investment company to an open-end investment company, or in the case of any of the foregoing transactions constituting a plan of reorganization that adversely affects the holders of any outstanding Preferred Shares, the action in question also would require the affirmative vote of the holders of at least two-thirds of the Preferred Shares outstanding at the time, voting as a separate class, unless such transaction has already been authorized by the affirmative vote of two-thirds of the total number of trustees fixed in accordance with the Declaration of Trust or the By-laws, in which case the affirmative vote of the holders of at least a majority of the Fund’s Preferred Shares outstanding at the time would be required. None of the foregoing provisions may be amended except by the vote of at least two-thirds of the Common Shares and any Preferred Shares voting together as a single class. The votes required to approve the conversion of the Fund from a closed-end to an open-end investment company or to approve transactions constituting a plan of reorganization which adversely affects the holders of Preferred Shares are higher than those required by the 1940 Act. The Board of Trustees believes that the provisions of the Declaration of Trust relating to such higher votes are in the best interest of the Fund and its shareholders.

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Procedural Requirements on Derivative Actions, Exclusive Jurisdiction and Jury Trial Waiver. The By-laws of the Fund contain certain provisions affecting potential shareholder claims against the Fund, including procedural requirements for derivative actions, an exclusive forum provision, and the waiver of shareholder rights to a jury trial. Massachusetts is considered a “universal demand” state, meaning that under Massachusetts corporate law a shareholder must make a demand on the company before bringing a derivative action (i.e., a lawsuit brought by a shareholder on behalf of the company). The By-laws of the Fund provide detailed procedures for the bringing of derivative actions by shareholders which are modeled on the substantive provisions of the Massachusetts corporate law derivative demand statute. The procedures are intended to permit legitimate inquiries and claims while avoiding the time, expense, distraction, and other harm that can be caused to the Fund or its shareholders as a result of spurious shareholder demands and derivative actions. Among other things, these procedures:

•	provide that before bringing a derivative action, a shareholder must make a written demand to the Fund;

•	establish a 90-day review period, subject to extension in certain circumstances, for the Board of Trustees to evaluate the shareholder’s demand;

•	establish a mechanism for the Board of Trustees to submit the question of whether to maintain a derivative action to a vote of shareholders;

•	provide that if the Fund does not notify the requesting shareholder of the rejection of the demand within the applicable review period, the shareholder may commence a derivative action;

•	establish bases upon which a trustee will not be considered to be not independent for purposes of evaluating a derivative demand; and

•	provide that if the trustees who are independent for purposes of considering a shareholder demand determine in good faith within the applicable review period that the maintenance of a derivative action is not in the best interest of the Fund, the shareholder shall not be permitted to maintain a derivative action unless the shareholder first sustains the burden of proof to the court that the decision of the trustees not to pursue the requested action was not a good faith exercise of their business judgment on behalf of the Fund.

These procedures may be more restrictive than procedures for bringing derivative suits applicable to other investment companies.

The By-laws also require that actions by shareholders against the Fund, except for actions under the U.S. federal securities laws, be brought only in a certain federal court in Massachusetts, or if not permitted to be brought in federal court, then in the Business Litigation Session of the Massachusetts Superior Court in Suffolk County (the “Exclusive Jurisdictions”), and that the right to jury trial be waived to the fullest extent permitted by law. Other investment companies may not be subject to similar restrictions. The designation of Exclusive Jurisdictions may make it more expensive for a shareholder to bring a suit than if the shareholder were permitted to select another jurisdiction. In the event a shareholder selects another jurisdiction to bring its suit and the venue for such suit is subsequently changed back to an Exclusive Jurisdiction through the legal process, then such shareholder shall be required to reimburse all expenses incurred by the Fund or any other person in effecting such change of venue back to the Exclusive Jurisdiction. Also, the designation of Exclusive Jurisdictions and the waiver of jury trials limit a shareholder’s ability to litigate a claim in the jurisdiction and in a manner that may be more favorable to the shareholder. It is possible that a court may choose not to enforce these provisions of the Fund’s By-laws.

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Preemptive Rights. The Declaration of Trust provides that Common Shareholders shall have no right to acquire, purchase or subscribe for any shares or investments of the Fund, other than such right, if any, as the Fund’s Board of Trustees in its discretion may determine. As of the date of this Prospectus, no preemptive rights have been granted by the Board of Trustees.

Reference should be made to the Declaration of Trust and By-laws on file with the SEC for the full text of these provisions.

REPURCHASE OF FUND SHARES; CONVERSION TO OPEN-END FUND

The Fund is a closed-end investment company and as such its shareholders will not have the right to cause the Fund to redeem their shares. Instead, the Common Shares will trade in the open market at a price that will be a function of several factors, including dividend levels (which are in turn affected by expenses), NAV, call protection, dividend stability, portfolio credit quality, relative demand for and supply of such shares in the market, general market and economic conditions and other factors. Because shares of closed-end investment companies may frequently trade at prices lower than NAV, the Fund’s Board of Trustees has currently determined that, at least annually, it will consider action that might be taken to reduce or eliminate any material discount from NAV in respect of Common Shares, which may include the repurchase of such shares in the open market or in private transactions, the making of a tender offer for such shares at NAV, or the conversion of the Fund to an open-end investment company. The Fund cannot assure you that its Board of Trustees will decide to take any of these actions, or that share repurchases or tender offers will actually reduce market discount.

If the Fund converted to an open-end investment company, it would be required to redeem all Preferred Shares, including MFP Shares, then outstanding (requiring in turn that it liquidate a portion of its investment portfolio), and the Common Shares would no longer be listed on the NYSE or elsewhere and it would likely have to significantly reduce any leverage it is then employing, which may require a repositioning of its investment portfolio, which may in turn generate substantial transaction costs, which would be borne by Common Shareholders, and may adversely affect Fund performance and Fund distributions. In contrast to a closed-end investment company, shareholders of an open-end investment company may require the company to redeem their shares at any time (except in certain circumstances as authorized by the 1940 Act or the rules thereunder) at their NAV, less any redemption charge that is in effect at the time of redemption. The Fund currently expects that any such redemptions would be made in cash. The Fund may charge sales or redemption fees upon conversion to an open-end fund. In order to avoid maintaining large cash positions or liquidating favorable investments to meet redemptions, open-end investment companies typically engage in a continuous offering of their shares. Open-end investment companies are thus subject to periodic asset in-flows and out-flows that can complicate portfolio management. The Board of Trustees may at any time propose conversion of the Fund to an open-end investment company depending upon its judgment as to the advisability of such action in light of circumstances then prevailing.

Before deciding whether to take any action if the Common Shares trade below NAV, the Fund’s Board of Trustees would consider all relevant factors, including the extent and duration of the discount, the liquidity of the Fund’s portfolio, the impact of any action that might be taken on the Fund or its shareholders, and market considerations. Based on these considerations, even if the Fund’s shares should trade at a discount, the Board of Trustees may determine that, in the interest of the Fund and its shareholders, no action should be taken.

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TAX MATTERS

The following information is meant as a general summary for U.S. Common Shareholders. Please see the SAI for additional information. This summary does not discuss the tax consequences of an investment in Rights or Preferred Shares. The tax consequences of such an investment will be discussed in the relevant prospectus supplement. Investors should rely on their own tax adviser for advice about the particular federal, state and local tax consequences to them of investing in the Fund.

The Fund has elected and intends to qualify each year to be treated as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended. In order to qualify for treatment as a RIC, the Fund must satisfy certain requirements regarding the sources of its income, the diversification of its assets and the distribution of its income. As a RIC, the Fund is not expected to be subject to federal income tax. The Fund primarily invests in municipal securities issued by states, cities and local authorities and certain possessions and territories of the United States (such as Puerto Rico or Guam) or municipal securities whose income is otherwise exempt from regular federal income tax. To qualify to pay exempt-interest dividends, which are treated as items of interest excludable from gross income for federal income tax purposes, at least 50% of the value of the total assets of the Fund must consist of obligations exempt from regular income tax as of the close of each quarter of the Fund’s taxable year. If the proportion of taxable investments held by the Fund exceeds 50% of the Fund’s total assets as of the close of any quarter of any Fund taxable year, the Fund would not for that taxable year satisfy the general eligibility test that would otherwise permit it to pay exempt-interest dividends. A shareholder treats an exempt-interest dividend as interest on state and local bonds exempt from regular federal income tax. Federal income tax law imposes an alternative minimum tax. Interest on certain municipal securities, such as certain private activity bonds, is included as an item of tax preference in determining the amount of a taxpayer’s alternative minimum taxable income. To the extent that the Fund receives income from such municipal securities, a portion of the dividends paid by the Fund, although exempt from regular federal income tax, will be taxable to shareholders whose tax liabilities are determined under the federal alternative minimum tax. The Fund will annually provide a report indicating the percentage of the Fund’s income attributable to municipal securities and the percentage includable in federal alternative minimum taxable income.

In addition to exempt-interest dividends, the Fund may also distribute to its shareholders amounts that are treated as long-term capital gain or ordinary income (which may include short-term capital gains). These distributions are generally subject to regular federal income tax, whether or not reinvested in additional shares. Net capital gain distributions (the excess of net long term capital gain over net short term capital loss) that are properly reported to fund shareholders as capital dividends are generally taxable at rates applicable to long-term capital gains regardless of how long a shareholder has held its shares. Long-term capital gains are currently taxable to non-corporate shareholders at rates of up to 20%. Distributions of net short term capital gains for taxable year in excess of net long term capital losses for such taxable year generally will be taxable at ordinary income rates to a shareholder receiving such distributions. The Fund does not expect that any part of its distributions to shareholders from its investments will qualify for the dividends-received deduction available to corporate shareholders or as “qualified dividend income,” which is taxable to non-corporate shareholders at preferential U.S. federal income tax rates.

A 3.8% Medicare contribution tax generally applies to all or a portion of the net investment income of a shareholder who is an individual and not a nonresident alien for U.S. federal income tax purposes and who has adjusted gross income (subject to certain adjustments) that exceeds a threshold amount ($250,000 if married filing jointly or if considered a “surviving spouse” for federal income tax purposes, $125,000 if married filing separately, and $200,000 in other cases). This 3.8% tax also applies to all or a portion of the undistributed net investment income of certain shareholders that are estates and trusts. For these purposes, interest, dividends, and certain capital gains are generally taken into account in computing a shareholder’s net investment income, but exempt-interest dividends are not taken into account.

As a RIC, the Fund will not be subject to federal income tax in any taxable year provided that it meets certain requirements. As described in “Distributions” above, the Fund may retain for investment some (or all) of its net capital gain. If the Fund retains any net capital gain or taxable net investment income, it will be subject to tax at the regular corporate rate on the amount retained. If the Fund retains any net capital gain, it may designate the retained amount as undistributed capital gains in a notice to its shareholders who, if subject to federal income tax on long-term capital gains, (i) will be required to include in income for federal income tax purposes, as long-term capital gain, their share of such undistributed amount; (ii) will be deemed to have paid their proportionate shares of the tax paid by the Fund on such undistributed amount and will be entitled to credit that amount of tax against their federal income tax liabilities, if any; and (iii) will be entitled to claim refunds to the extent the credit exceeds such liabilities. For federal income tax purposes, the tax basis of shares owned by a shareholder of the Fund will be increased by an amount equal to the difference between the amount of undistributed capital gains included in the shareholder’s gross income and the tax deemed paid by the shareholder.

Dividends declared by the Fund in October, November or December, payable to shareholders of record in such a month, and paid during the following January will be treated as having been received by shareholders in the year the distributions were declared.

Each shareholder will receive an annual statement summarizing the U.S. federal income tax status of all distributions.

The repurchase, sale or exchange of Common Shares normally will result in capital gain or loss to holders of Common Shares who hold their shares as capital assets. Generally a shareholder’s gain or loss will be long-term capital gain or loss if the shares have been held for more than one year even though the increase in value in such Common Shares may be at least partly attributable to tax-exempt interest income. Present law taxes both long-term and short-term capital gains of corporations at the rates applicable to ordinary income. For non-corporate taxpayers, however, long-term capital gains are currently taxed at rates of up to 20%. Short-term capital gains and other ordinary income are taxed to non-corporate taxpayers at ordinary income rates. If a shareholder sells or otherwise disposes of Common Shares before holding them for six months, any loss on the sale or disposition will be treated as a long-term capital loss to the extent of any amounts treated as distributions to the Common Shareholder of long-term capital gain (including any amount credited to the shareholder as undistributed capital gain) or (2) disallowed to the extent of exempt interest dividends received by a Common Shareholder. Any loss realized by a shareholder on the disposition of shares held 6 months or less is disallowed to the extent of the amount of exempt-interest dividends received by the shareholder with respect to Common Shares. Any loss realized on a sale or exchange of shares of the Fund will be disallowed to the extent those shares of the Fund are replaced by substantially identical shares of the Fund (including shares acquired by reason of participation in the Plan) within a period of 61 days beginning 30 days before and ending 30 days after the date of disposition of the original shares, or to the extent the shareholder enters into a contract or option to repurchase shares within such period. In that event, the basis of the replacement shares of the Fund will be adjusted to reflect the disallowed loss.

Any interest on indebtedness incurred or continued to purchase or carry the Fund’s shares to which exempt-interest dividends are allocated is not deductible. Under certain applicable rules, the purchase or ownership of shares may be considered to have been made with borrowed funds even though such funds are not directly used for the purchase or ownership of the shares. In addition, if you receive social security or certain railroad retirement benefits, you may be subject to U.S. federal income tax on a portion of such benefits as a result of receiving investment income, including exempt-interest dividends and other distributions paid by the Fund.

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The Fund may be required to withhold (as “backup withholding”) U.S. federal income tax from distributions (including exempt-interest dividends) and repurchase proceeds payable to a shareholder if the shareholder fails to provide the Fund with his or her correct taxpayer identification number or to make required certifications, or if the shareholder has been notified by the IRS that he or she is subject to backup withholding. The backup withholding rate is 24%. Backup withholding is not an additional tax; rather, it is a way in which the IRS ensures it will collect taxes otherwise due. Any amounts withheld may be credited against a shareholder’s U.S. federal income tax liability.

The Fund may invest in municipal securities that pay interest that is taxable under the federal alternative minimum tax. If you are, or as a result of investment in the Fund would become, subject to the federal alternative minimum tax, the Fund may not be a suitable investment for you. In addition, distributions of taxable ordinary income (including any net short-term capital gain) will be taxable to shareholders as ordinary income (and not eligible for favorable taxation as “qualified dividend income”), and capital gain dividends will be taxable as long-term capital gains.

Other State and Local Tax Matters. The exemption from U.S. federal income tax for exempt-interest dividends generally does not result in exemption for such dividends under the income or other tax laws of any state or local taxing authority. In some states, however, the portion of any exempt-interest dividends derived from interest received by the Fund on its holdings of that state’s securities and those of its political subdivisions and instrumentalities is exempt from the state’s income tax. The Fund will report annually to its shareholders the percentage of interest income earned by the Fund during the preceding year on tax-exempt obligations indicating, on a state-by-state basis, the source of such income. Shareholders of the Fund are advised to consult their own tax advisors about the tax laws of their state and locality of residence. Please refer to the SAI for more detailed information.

CUSTODIAN AND TRANSFER AGENT

The custodian of the assets of the Fund is State Street Bank and Trust Company, located at One Congress Street, Suite 1, Boston, MA 02114-2016 (the “Custodian”). The Custodian performs custodial, fund accounting and portfolio accounting services. The Fund’s transfer, shareholder services and dividend paying agent with respect to the Fund’s Common Shares is Computershare Inc. and Computershare Trust Company, N.A., located at 150 Royall Street, Canton, MA 02021. The transfer agent, tender and dividend paying agent and calculation agent for any Preferred Shares, will be identified in the applicable prospectus supplement.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, provides auditing services to the Fund. The principal business address of PwC is One North Wacker Drive, Chicago, IL 60606.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for the Fund by Stradley Ronon Stevens & Young, LLP, located at 2005 Market Street, Suite 2600, Philadelphia, PA 19103. Stradley Ronon Stevens & Young, LLP may rely as to certain matters of Massachusetts law on the opinion of Morgan, Lewis & Bockius LLP. Any additional legal opinions will be described in a prospectus supplement.

AVAILABLE INFORMATION

The Fund is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the 1940 Act and is required to file reports, proxy statements and other information with the SEC. Reports, proxy statements, and other information about the Fund can be inspected at the offices of the NYSE.

This Prospectus does not contain all of the information in the Fund’s Registration Statement, including amendments, exhibits, and schedules. Statements in this Prospectus about the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by this reference.

Additional information about the Fund and the Securities can be found in the Fund’s Registration Statement (including amendments, exhibits, and schedules) on Form N-2 filed with the SEC. The SEC maintains a website (http://www.sec.gov) that contains the Fund’s Registration Statement, other documents incorporated by reference, and other information the Fund has filed electronically with the SEC, including proxy statements and reports filed under the Exchange Act.

INCORPORATION BY REFERENCE

The documents listed below, and any reports and other documents subsequently filed with the SEC pursuant to Section 30(b)(2) of the 1940 Act and Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering will be incorporated by reference into this Prospectus and deemed to be part of this Prospectus from the date of the filing of such reports and documents:

•	The Fund’s SAI, dated March 12, 2026;

•	The Fund’s annual report on Form N-CSR for the fiscal year ended October 31, 2025; and

•	The description of the Common Shares contained in the Fund’s Registration Statement on Form 8-A (File No. 001-39003) filed with the SEC on July 25, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

The information incorporated by reference is considered to be part of this Prospectus, and later information that the Fund files with the SEC will automatically update and supersede this information. Incorporated materials not delivered with the Prospectus may be obtained, without charge, by calling (800) 257-8787, by writing to the Fund at 333 West Wacker Drive, Chicago, Illinois 60606, or from the Fund’s website (http://www.nuveen.com).

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